As filed with the Securities and Exchange Commission on August ___, 2001

                                                       Registration No.333-50894


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TENGTU INTERNATIONAL CORP.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
             -------------------------------------------------------
            (State or jurisdiction of incorporation or organization)

                                      6799
             -------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   77-0407366
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

          206-5050 Kingsway, Burnaby, B.C., Canada V5H 4H2 604-438-9827
          -------------------------------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                            Hecht & Associates, P.C.,
                        60 East 42nd Street, Suite 5101,
                         New York, New York 10165-5101
                                  212-490-3232
 -------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

    From time to time after the effective date of this Registration Statement
   --------------------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:
[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   PROSPECTUS

                                48,500,000 SHARES
                      $.01 PAR VALUE PER SHARE COMMON STOCK

                           TENGTU INTERNATIONAL CORP.

           This prospectus relates to:

           (1) the resale by Top Eagle Holdings, Ltd. ("Top Eagle") of up to 3,000,000 shares of our $.01 par value per share common stock issuable upon conversion of a $1,500,000 Convertible Debenture and upon exercise of 1,500,000 warrants, both of which were issued in connection with a financing transaction in December, 1999.

           (2) the offering, by us, of up to 500,000 shares of our $.01 par value per share common stock in exchange for public relations and investor relations services.

           (3) the resale by Swartz Private Equity, L.L.C. ("Swartz") of up to 45,000,000 shares of our $.01 par value per share common stock.

           Pursuant to our Investment Agreement with Swartz dated October 25, 2000 (the "Investment Agreement"), we have established an equity line under which we have the right to sell up to $30 million of our $.01 par value per share common stock to Swartz in "puts" at a price equal to the lesser of (1) the market price for each share, minus $.075, and (2) 92% of the market price for each share, except that Swartz must pay at least the designated minimum per share price, if any, that we specify in a notice provided to Swartz prior to a put. Market price is defined as the lowest closing bid price for our Class A common stock during the 20 business day pricing period immediately following the date on which we notify Swartz of our intention to commence a put. Since the registration statement was declared effective on December 6, 2000, no shares have been put to Swartz.

           Swartz may sell the stock purchased from us on the over-the-counter Bulletin Board or in negotiated transactions. Of the shares offered,

           -- up to 39,420,000 shares are issuable to Swartz based on the Investment Agreement, and

           -- up to 1,200,000 shares are issuable upon the exercise of the outstanding Commitment Warrant issued to Swartz under the Investment Agreement.

           -- up to 4,380,000 shares issuable upon the exercise of the Purchase
              Warrants issuable to Swartz under the Investment Agreement.

We will not receive the proceeds of any of the shares sold by Swartz. However, we may receive up to $30 million from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

           The offering to Swartz is being made on a firm commitment basis. See "Determination of the Offering Price" on page 4.

           Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU."

           Investing in our common stock involves certain risks. See "RISK FACTORS" beginning on page 6.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           The information is this Prospectus is not complete and may be changed.

           Unless otherwise indicated, all financial information, dollar amounts and references to "$" in this prospectus are in U.S. dollars. References to "RMB" are to the Chinese Renminbi. As of June 29, 2001, RMB 1 = $.12082.

                The date of this prospectus is August ___, 2001.


                                TABLE OF CONTENTS

                                     PART I

Table of Contents..............................................................3

Prospectus Summary.............................................................4

Risk Factors...................................................................6

Use of Proceeds...............................................................16

Determination of Offering Price ..............................................16

Dilution .....................................................................16

Selling Security Holders .....................................................17

Plan of Distribution .........................................................22

Description of Securities to Be Registered....................................23

Interests of Named Experts and Counsel........................................25

Information with Respect to the Registrant ...................................26

           (a)  Description of Business ......................................26

           (b)  Description of Property ......................................35

           (c)  Legal Proceedings ............................................35

           (d)  Market Price of and Dividends on the
                Registrant's Common Equity and Related
                Stockholder Matters ..........................................35

           (e)  Index to Financial Statements and
                Financial Statements .....................................F-1-17

           (f)  Selected Financial Data ......................................37

           (g)  Supplementary Financial Information...........................37

           (h)  Management's Discussion and Analysis
                of Financial Condition and Results
                of Operations.................................................37

           (i)  Changes in and Disagreements with
                Accountants on Accounting and Financial
                Disclosure....................................................45

           (j)  Quantitative and Qualitative Disclosures
                about Market Risk.............................................45

           (k)  Directors and Executive Officers..............................47

           (l)  Executive Compensation........................................49

           (m)  Security Ownership of Certain Beneficial
                Owners and Management.........................................52

           (n)  Certain Relationships and Related Party
                Transactions..................................................53

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities................................................54


                                     PART II

Other Expenses of Issuance and Distribution ..................................55

Indemnification of Directors and Officers ....................................55

Recent Sales of Unregistered Securities ......................................55

Exhibits and Financial Statement Schedules ...................................57

Undertakings .................................................................60


           NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TENGTU INTERNATIONAL CORP. OR SWARTZ PRIVATE EQUITY, L.L.C. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN IT IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               PROSPECTUS SUMMARY

           The following is a summary of the pertinent information regarding this Offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this prospectus. The prospectus should be read in its entirety, especially the risks of investing in our common stock discussed under "RISK FACTORS," as this summary does not constitute a complete recitation of facts necessary to make an investment decision. References in this prospectus to the "Company", "We", "Our" and "Us" refer to Tengtu International Corp., a Delaware corporation.

The Offering

Common Stock
Offered *                          48,500,000 shares


Common Stock Outstanding
Prior to this Offering             45,598,891 shares

Common Stock Outstanding
After this Offering                94,098,891 shares


Offering Price                     The shares being registered hereunder are
                                   being offered by Swartz and Top Eagle from time to time at the then current market price or such other price as they may negotiate.
                                   The shares to be offered by us are to be exchanged for public relations and investor relations services at the then current market rate.

Dividend Policy                    We do not anticipate paying dividends on our
                                   common stock in the foreseeable future.

Use of Proceeds                    The shares offered herein are being sold by
                                   Swartz and Top Eagle and exchanged by us for services, and, as such, we will not Receive any of the proceeds of this Offering other than services Rendered to us (See "Use of Proceeds").

Material Risk Factors              This Offering involves a high degree of risk,
                                   elements of which include possible lack of profitability, default on our funding commitment, legal and other uncertainties of doing business in China and with the Chinese government, and competition. There is a risk to investors due to the speculative nature of this investment, dependence on key personnel, historical losses from operations, a shortage of capital, lack of dividends, dilution factors, control by present shareholders and economic conditions in general. There is a material risk that we may have insufficient funding to engage in any or all of the activities we have proposed (See "Risk
                                   Factors" and "Dilution").

* Assumes the issuance of 39,420,000 Put Shares and the exercise by Swartz of 5,580,000 warrants to acquire common shares. Includes up to 3,500,000 shares to be offered by us and Top Eagle other than Swartz.


                                   THE COMPANY

           Tengtu International Corp., through a joint venture in mainland China, and subsidiaries in mainland China and Hong Kong,

           -- develops and markets educational software for the Chinese schools,

           -- participates in the development and operation of the China Broadband Education Resource Centre, which is an educational portal and repository which will be available on a subscription basis to Chinese schools,

           -- markets and sells hardware and performs systems integration services for the Chinese schools, and

           --  provides animation and multimedia services in China.

           We were incorporated on May 6, 1988 in the State of Delaware under the name Galway Capital Corporation. The name was subsequently changed to Tower Broadcast, Inc. and then Tengtu International Corp. on May 24, 1996 to better reflect our business operations. Our principal offices are located at 206-5050 Kingsway, Buraby, B.C., Canada M5H 4H2, and our phone number is 604-438-9729.

                      THE INVESTMENT AGREEMENT WITH SWARTZ

           On October 25, 2000, we entered into an Investment Agreement with Swartz under which we, from time to time, have the option to issue Swartz shares of our common stock up to a maximum aggregate offering amount of $30,000,000. Under the Investment Agreement, shares are issued to Swartz , and Swartz pays for the shares in transactions referred to as "Puts." We have the right, at our sole discretion, to put shares of our $.01 par value per share common stock, to Swartz, which Swartz must purchase, for a dollar amount of up to $2,000,000 in each Put, subject to additional limitations on the timing of our exercise of Put rights and on the number of shares Swartz is obligated to purchase. Our right to Put shares to Swartz is for a period of 36 months beginning on the effective date of the registration statement of which this prospectus is a part.

           The purchase price to be paid for the Put Shares by Swartz is equal to the lesser of (i) the Market Price (as defined below), minus $.075, or (ii) 92% of the Market Price. The "Market Price" for each Put equals the lowest closing bid price of the our common stock on the principal trading exchange or market for our common stock during the Pricing Period (as defined below) for the applicable Put. The "Pricing Period" means, unless otherwise shortened under the terms of the Investment Agreement, the period beginning on the business day immediately following the Put Date (as defined below) and ending on and including the date which is 20 business days after such Put Date. The "Put Date" is the date that is specified in a written notice delivered to Swartz (the "Put Notice") in which we notify Swartz of our intention to commence a Put. We have the option, on the date we notify Swartz of a Put, to designate a minimum price for the shares to be purchased by Swartz in the Put which is no greater than the lesser of 80% of the closing bid price of our common stock on the day preceding the notice or the closing bid price on that day minus $.125. If we designate a minimum price, Swartz must pay at least that price for our common stock.

           For each Put, Swartz will receive an amount of warrants (the "Purchase Warrants") equal to 10% of the number of Put Shares purchased. The exercise price of the Purchase Warrants shall initially be an amount equal to the Market Price for the applicable Put, with semi-annual reset provisions.

           As compensation for entering into the commitment for the Investment Agreement, we granted to Swartz a warrant to purchase 1,200,000 shares of our common stock (the "Commitment Warrants"). The initial exercise price for the Commitment Warrants is $1.231 per share; if the date of exercise is more than six months after the date of issuance, the exercise price is the lesser of (i) the exercise price then in effect or (ii) an amount equal to the lowest closing bid price of our stock for the five trading days ending on each six month anniversary of the date of issuance.

           The Put Shares have demand registration rights and both the Purchase Warrants and Commitment Warrants have piggyback registration rights, semi-annual reset provisions and a 5-year term.

           For a detailed discussion of the Investment Agreement, see "Selling Securityholders."


                             SUMMARY FINANCIAL DATA

     The information set forth below for the years ended June 30, 2000, 1999 and 1998, and for the nine months ended March 31, 2001 are derived from our audited consolidated financial statements and the unaudited interim consolidated financial statements, respectively included elsewhere in this prospectus.


                                             12 MONTHS ENDED                  9 MONTHS ENDED
                              -------------------------------------------   -------------------
                              JUNE 30, 2000   JUNE 30, 1999 JUNE 30, 1998     MARCH 31, 2001
                              -------------   ------------- -------------   -------------------

Total Assets                    $ 2,407,842    $ 1,911,912    $ 2,871,926    $ 4,344,879
Total Sales                         358,026        624,121      3,233,170      2,953,704
Income (loss) from               (4,701,285)    (1,886,399)    (4,402,014)    (2,403,357)
Continuing Operations
Income (loss) from Continuing          (.23)          (.10)          (.23)          (.10)
Operations per Common Share
Dividends Declared per                    0              0              0              0
Common Share

                                  RISK FACTORS

           Prospective investors should carefully consider the specific factors set forth below, as well as the other information contained in this prospectus, before deciding to invest in the common stock offered hereby.

WE HAVE ONLY BEEN AN OPERATING BUSINESS FOR A SHORT TIME AND IT MAY BE DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS

           While we were organized in May, 1988, we have only been an operating company since May, 1996 and are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish and maintain business relationships, and competitive disadvantages as against larger and more established companies. The effect of any or all of these risks could affect the trading price of our common stock and you may lose all or part of your investment.

WE HAVE HAD OPERATING LOSSES AND THESE OPERATING LOSSES MAY CONTINUE

           We have experienced sustained significant operating losses and the continuation of such losses could result in consumption of our cash reserves. The majority of our research, development and engineering activities are dedicated to the development of new software. As a result, we are not generating sufficient revenue from the sales of our existing products to cover the expenses associated with the development of new products and the costs of distribution, which in the case of our Total Solution product requires the training of teachers and installers in the Peoples Republic of China ("PRC" or "China"). For the fiscal years ended June 30, 2000 and June 30, 1999, we had a net loss of $4.7 million and $1.9 million, respectively. For the nine months ended March 31, 2001, we had a net loss of $2.4 million.

           Educational software requires extensive continuing development which may result in continuing operating losses notwithstanding any greatly increased sales of our products or the products of others for which we act as the PRC distributor. There is no assurance that the profits from our existing products or from acting as the distributor of products of Microsoft (China) Co., Ltd. ("Microsoft China") used in the PRC kindergarten through grade 12 ("K-12") market will be sufficient to offset the software development costs and related costs unique to the PRC, such as training of teachers and employees of our distributors.

OUR AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2000 CONTAIN "GOING CONCERN" LANGUAGE

           The independent auditor's report for our financial statements for the year ended June 30, 2000 states that because of the significant operating loss of $4.7 million, negative cash flows from operations of $1.2 million and a working capital deficit of $2.9 million, that as of June 30, 2000, there is substantial doubt about our ability to continue as a going concern. A "going-concern" opinion indicates that the financial statements have been prepared assuming we will continue as a going-concern. Management has addressed the going concern opinion with a plan of equity and debt financing resulting in the sale of $2,000,000 principal amount of debentures to Orion Capital Incorporated ("Orion") in December 2000 and March 2001 and the private placement of common stock raising $3,978,200. At the closing of this private placement Orion converted all its debentures and accrued interest thereon into our common stock. Management also anticipates near-term profits from the sale of our Total Solution product, profits from future sales of our products, our Microsoft China distributorship and sales from our Edsoft Platforms (H.K.) Ltd. subsidiary ("Edsoft H.K.").

WE ARE IN DEFAULT ON OUR COMMITMENT TO FUND BEIJING TENGTU UNITED ELECTRONICS DEVELOPMENT CO., LTD.

           We have a 57% ownership interest in Beijing Tengtu United Electronics Development Co., Ltd. ("Tengtu United"), our joint venture with Beijing Tengtu Culture & Education Development Co., Ltd. ("Tengtu China"). A major consideration for our 57% ownership interest in the Tengtu United joint venture was our commitment to provide $12 million in capital funding pursuant to an amended and restated joint venture agreement with Tengtu China. To date, we have only furnished $10.1 million of the $12 million commitment. Due to our operating losses and the lack of proper funding to Tengtu United, it is now being funded by one of the stockholders of Tengtu China, Beijing Oriental Lian Fa Technology and Trade Group, Co. Ltd. ("Oriental Lian Fa"). Although Zhang Fan Qi, one of our directors, is also the controlling stockholder of Oriental Lian Fa, there is no assurance that Oriental Lian Fa will, through Tengtu China, continue to fund Tengtu United, especially if we do not promptly satisfy the balance of our funding commitment to Tengtu United, of which there is no assurance. If Tengtu United has no funding, then our ability to operate in the PRC K-12 educational market, including our participation in the China Broadband Education Resource Centre project, would be materially and adversely affected.

DEPENDENCE ON FINANCING

           Our long-term ability to meet our liquidity requirements and to continue operations will depend on the following:

           -- our ability to raise additional capital - we may need additional funds both prior to and after the Swartz equity line is available to accelerate our development and marketing plans. Although we have closed a private placement of common stock for an aggregate of $3,978,200 (the "Private Placement") and converted $2.0 million principal amount of debt and the accrued interest into equity, our inability to obtain necessary additional capital or financing to fund our needs could adversely affect our business, results of operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If additional funds are raised by issuing equity securities, stockholders may incur dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development or marketing programs, the extent of our participation of the China Broadband Education Resource Centre or otherwise limit the development or marketing of our products and services, which may affect our business, results of operations and financial condition and reduce the value of your investment.

           -- our ability to profitably market our Total Solution product and generate profits from our distributorship arrangements with Microsoft China and others;

           --  Edsoft H.K.'s ability to generate a profit;

           -- our ability to develop new products for or related to the PRC K-12 market and then produce, market and/or distribute those products at a profit;

           -- our ability to promptly fund the balance of our commitment to Tengtu United and the China Broadband Education Resource Centre; and

           -- our ability to obtain a profit from our participation in the China Broadband Education Resource Centre.

           Our future working capital and capital expenditure requirements may vary materially from those now planned depending on numerous factors, including:

           -- our ability to sell and install our Total Solution product at a profit;

           -- our ability to market and distribute our Digital Library System and the General School Networking System products;

           -- our ability to develop and market new software products to be used by or directly related to the PRC K-12 market;

           -- the ability of our TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing") subsidiary to transform itself from a highly skilled post-production facility into a meaningful and profitable producer or packager of programs for the K-12 educational and entertainment market in the PRC;

           -- our ability to upgrade our staff, products and services as a systems integrator and software developer to enable us to also become an Application Service Provider/Internet Content Provider; and

           -- our ability to provide our share of the required capital in order to become a meaningful joint venture participant in the profits of the China Broadband Education Resource Centre.

WE MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS FROM THE EQUITY LINE AGREEMENT WITH SWARTZ TO MEET OUR LIQUIDITY NEEDS

           To continue operations, we must obtain sufficient funds from the equity line agreement with Swartz. However, the amount of money we can obtain under the equity line is limited by the future market price and volume of trading of our common stock. If the price of our common stock remains at its current level, or trading volume in our common stock is low, we may be unable to obtain sufficient funds to meet our liquidity needs, including the balance of our commitments to Tengtu United and the China Broadband Education Resource Centre and the capital needed to make TIC Beijing a meaningful producer of animation and educational digital products. Although we have obtained short term bridge loans, which have subsequently been converted into equity, and closed the private placement, these funds, to date, are insufficient to meet our financing and liquidity needs and our funding requirement to be a meaningful participant in the China Broadband Education Resource Centre.

WE INCUR SIGNIFICANT EXPENSES TO SUPPORT OUR NEW PRODUCT DEVELOPMENT AND
SERVICES

           In order to support anticipated growth and new services and product development, we expect to incur significantly increased operating expenses and capital expenditures in the future. We expect to continue to incur significant expenses in the near future, primarily as a result of the following:

           -- increased research and development associated with keeping our existing educational software products competitive and developing new products for the rapidly developing PRC K-12 market;

           -- expansion of direct distribution of products related to the national roll-out of the Total Solution and Microsoft China products for the PRC K-12 market, expansion of our products in Hong Kong through Edsoft H.K. and then Southeast Asia;

           -- our plan to attempt to become an Application Service Provider/Internet Service Provider through the China Broadband Education Resource Centre; and

           -- our plan to transform TIC Beijing into a major producer rather than a provider of only post-production technical services.

           Research and development expenditures for the fiscal year ended June 30, 2000 and 1999, and for the nine months ended March 31, 2001, were minimal, primarily as a result of insufficient capital. Tengtu China, our 43% joint venture partner in Tengtu United, funded almost all of Tengtu United's development costs. The future level of research and development expenditures will depend on significant profits or financings, of which there is no assurance, delays or changes in PRC central and local governmental policies and approval procedures, technological and competitive developments and strategic marketing decisions.

LEGAL UNCERTAINTIES UNDER THE CURRENT CHINESE LEGAL ENVIRONMENT

           The Chinese legal system is based on written statutes and, unlike common law systems, decided legal cases in China have little precedential value. In 1979, China began the process of developing its legal system by undertaking to promulgate a comprehensive system of laws. Its development is an ongoing process. On December 29, 1993, the National People's Congress promulgated the Company Law of The People's Republic of China. The Company Law, the rules and regulations promulgated under and legal prescriptions relating to Chinese companies, provide the core of the legal framework governing the corporate behavior of companies such as our subsidiaries and joint venture and their respective directors, shareholders and participants. Because these laws, regulations and legal requirements are relatively new, their interpretation and enforcement involve significant uncertainty. Although we believe considerable progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce and taxation, the legal effect of various arrangements, contracts and actions, or lack thereof, such as (i) impact of our inability to date to fully fund the $12 million commitment to Tengtu United, (ii) the enforceability of the provisions of our strategic alliance with Microsoft China,
(iii) the enforceability of TIC Beijing co-production agreements, (iv) the legal effect and scope of our various licenses, cannot be determined with certainty at this time and (v) the nature and extent of our participation in the China Broadband Education Resource Centre. Also, at the present time PRC governmental policies have taken on more importance than rules of law. PRC governmental policies are subject to rapid change, which could adversely affect our operations in the PRC. In view of the foregoing, Chinese counsel has not been retained to pass on these matters.

FINANCIAL UNCERTAINTIES UNDER THE CURRENT PRC BUDGETARY CONSTRAINTS

           At the present time, many PRC schools, especially those in the rural areas, do not have sufficient funds to purchase the appropriate computer hardware and or establish a local area network. Also, at the present time, the PRC central government, and most of the provincial and local governments, are unwilling to raise taxes to adequately fund the institution of information technology in all of the PRC schools, which the central government has mandated must have at least one computer classroom by the end of 2005. With respect to that category of potential purchasers of our Total Solution product, which is also marketed in the PRC as the Network Classroom, we have worked out the following program with the PRC government in an attempt to enable the schools to purchase the necessary infrastructure to utilize our computer software. The PRC central government will fund a portion of the costs. The PRC provincial and local governments will also fund a portion. Together, we estimate that the governmental sources will fund approximately 50%-60% of these costs. We have been advised that bank financing will be available for the difference, if the banks are satisfied that they will be repaid. In that connection, the central government has recently authorized certain provinces and local governments within those provinces to assess an information technology use fee on the parents of school children to fund information technology in the PRC school system. Because this involves an annual fee per student, we, and the PRC central government believe that the Chinese families, especially with the PRC one child per family rule, have sufficient funds and motivation to pay this fee. The inability to properly fund the necessary infrastructure would have a material and adverse effect on our sale of the Network Classroom, the Digital Library and other educational software products that we may develop and participation in the China Broadband Education Resource Centre.


           With respect to schools that already have the necessary infrastructure, the use of our software will be dependent on appropriate teacher training. In addition to Microsoft China's commitment to provide such training, the PRC central government is administering a program bringing in teachers from the rural areas and training them on computer use, in general, and the Network Classroom, in particular. In the event that the PRC government were to discontinue this program, there would be an insufficient number of trained teachers to operate the Network Classroom and/or teach other teachers at their school on how to operate the Network Classroom, which would adversely affect our potential sales of educational software to the PRC schools.

ADDITIONAL RULES OF DOING BUSINESS IN CHINA

           Current Chinese government policy requires that all government contracts involving educational software for use in Chinese schools be with other Chinese governmental entities or Chinese-owned entities. Therefore, we conduct a substantial portion of our operations in the PRC through one of our Chinese subsidiaries and a joint venture, subject to licenses granted by the PRC government. Accordingly, we are subject to special considerations and significant risks not typically associated with investment in equity securities of United States and Western European companies. These include the risks associated with, among others, the political, economic, and legal environments and foreign currency exchange. As a result, the development, production and distribution of our products in the PRC may be adversely affected by changes in the political and social conditions in the PRC and by, among other things, changes in governmental policies and changes in key personnel at the PRC Ministries of Information Technology and Education which are responsible for administering our licenses.

TENGTU CHINA'S ELECTRONIC PUBLISHING LICENSE HAS NOT FORMALLY BEEN RENEWED

           Tengtu China's electronic publishing license was granted by the Chinese Bureau of News on December 1, 1998, is for one year, and is renewable each year thereafter upon approval from the PRC government. A renewal application has been filed and is still pending as of July 2000. While Tengtu China has received verbal assurances that the license has been renewed, no formal written renewal has been received. Therefore, there is no guarantee that the verbal renewal is effective. In addition, until we raise additional capital, we will not be able to participate in any meaningful way in electronic publishing activities.

DEPENDENCE UPON PRC GOVERNMENT FUNDING

           The PRC Ministry of Education under the auspices of the National Center for Audio/Visual Education ("NCAVE"), Tengtu China and Legend Computer Group entered into a cooperation agreement on September 20, 2000 known as the "Relief for Disadvantaged Regions Project." Under this cooperation agreement, the NCAVE is obligated to direct the purchase of 5,000 units of Tengtu United's Total Solution by PRC schools.

           NCAVE recently entered into a contract awarding us the second phase of "Operation Morning Sun" under which Tengtu United will install another 10,000 to 15,000 Total Solutions by March 2002. As with the "Relief for Disadvantaged Regions Project" cooperation agreement, there can be no guarantee that this commitment will continue or that the necessary funds will continue to be available for this purpose.

LACK OF SIGNIFICANT COMPUTER INFRASTRUCTURE IN CHINA


           One of the reasons for our prior operating losses was that the software programs we developed could not be sold in sufficient volume because there was no application software platform in the PRC schools to enable teachers and students to utilize those programs. In addition, we found that the school systems lacked adequate computer hardware, networks and appropriate teacher familiarity and training. As a result, Tengtu United is working with the PRC Ministries of Education and Information Technology to assist in developing an educational computer infrastructure, especially in the rural areas of the PRC, which have a population of approximately 1.2 billion people. There is no assurance that, within the immediate future, a significant portion of the PRC school system will be able to develop the appropriate educational infrastructure to enable developers and/or distributors of educational software to operate profitably.


OUR CURRENT ALLIANCES COULD ADVERSELY AFFECT REVENUES

           The terms of our current alliances may require us and our partners to share revenues and expenses from joint activities, or for us to grant our partners licenses to manufacture, market, and sell our products. While the leveraging of our resources through these alliances may have a favorable effect on our financial condition the sharing of revenues may have a negative effect on our results of operations.

WE HAVE LIMITED EXPERIENCE IN DIRECTLY SELLING AND MARKETING OUR PRODUCTS IN THE PRC AND HONG KONG AND MAY NOT BE ABLE TO EXPAND AND SUPERVISE A DIRECT SALES AND MARKETING FORCE THAT CAN MEET OUR CUSTOMERS' NEEDS

           Outside the Beijing, China metropolitan area, the PRC central government is currently either purchasing the Total Solution directly, or, through its recommendation of the product, working directly with the PRC provincial and local governmental education departments. We have limited experience in direct marketing, sales and distribution and the educational software market is new and developing in the PRC. Our future profitability will depend, in part, on our ability to expand and supervise a direct sales and marketing force or distributors to sell educational software and other products and services to our customers and the training and reliability of distributors if the PRC government ceases to assist in the marketing and sale of our products. In that event, we may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. Failure to attract or retain qualified salespeople or to build an efficient and effective sales and marketing force in the PRC could negatively impact sales of our products, thus reducing our revenues and profitability.

           Conducting business in foreign countries will expose us to the risks of dealing with foreign governmental policies, regulations, tariffs, import and export restrictions, transportation, currency translations and taxes and local regulations. Consummation of such foreign marketing activities could lead to unanticipated and fluctuating expenses and revenues and sales and marketing dislocations that are beyond our ability to control, and which could negatively impact sales of our products, thus reducing our revenues and profitability.

NO INTELLECTUAL PROPERTY PROTECTION

           The Business Software Alliance, estimated in 1999 that 91 percent of the software used in the PRC was pirated or stolen. There are two distinct markets for educational software: (i) individuals and families and (ii) the educational system. Software piracy is currently largely confined to the market for individuals and families because at the current time PRC governmental agencies insist on the use of only authorized products. The Chinese Ministry of Education, as well as the provincial education departments, have the right to audit school districts and individual schools. The Ministry of Education has advised us that if it finds that a school is utilizing an unauthorized version of a designated software program, it will cut off information technology funding to that school. Without such funding, the school system in question will be unable to fulfill the requirement of NCAVE that every Chinese elementary, middle and high school have at least one computerized classroom by December 31, 2005, which will adversely affect our sales and earnings. Absent these governmental audits, software piracy will continue to be a major risk because there is a lack of sufficient law enforcement and regional protection.

           Also, recently we became aware that certain Microsoft China components to the Total Solution were being improperly sold into the K-12 market by some of the Microsoft China channel managers in contravention of the terms of the strategic alliance between us and Microsoft China. Although we believe PRC governmental agencies and Microsoft China have taken the necessary steps to ensure that we are its exclusive distributor for its products to the PRC K-12 market, there is no assurance that this will not reoccur or that other entities will be able to copy all or a portion of the products we produce or distribute as software piracy is, and will continue to be, a major problem in the PRC, absent a stringently applied governmental audit program of the school systems.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE

           A large number of companies are involved, or are becoming involved, in the development and commercialization of products directed to the PRC K-12 software market. With respect to the development and sale of application software platforms to the K-12 market in mainland China, we are aware of the following competitors: IBM China, Novell China and companies marketing Linux based platforms. Although we believe that at the current time Tengtu China/Tengtu United is considered the leading PRC developer of educational software for the PRC K-12 market, in view of Tengtu United's limited capital, there is no assurance that we will be able to maintain our competitive position.

           We have no information as to the nature and extent of our competitors' sales of application software platforms to the PRC K-12 market. There are a number of domestic Chinese companies, as well as foreign companies, which produce individual software programs which can be utilized by teachers and students. We have no knowledge of their sales into the K-12 market at the school and school district level, although we have been advised that these other companies' sales of educational software in the PRC is negligible. Certain of these programs are marketed by other companies directly to the students and their parents, but this is not the market in which we are initially focusing. Tengtu United's actual and potential competition, with respect to educational software programs for use in the PRC, consists of numerous Chinese and foreign software manufacturers.

           In view of the reduced cost of hardware and software necessary for many types of animation, there are now a number of small independent companies with low overhead which can produce computerized animation of almost equal quality at lower costs than TIC Beijing. TIC Beijing is thus in the process of emphasizing its ability to act as a producer in addition to its post-production services. In August 2000, TIC Beijing leased its facilities and personnel through September 2001 to an unaffiliated third party. However, it has retained the exclusive use of these facilities and personnel for two days each week and the right to the use of these facilities and personnel when the lessee is not using them, thus, enabling TIC Beijing to furnish any post-production services required by its strategic alliances. There is no assurance that TIC Beijing or its strategic partners will be able to raise the capital required to continue the development of its current production projects. There are many major producers of animation, including Walt Disney & Co., who are larger, more experienced and better financed. In the event TIC Beijing is unable to become a profitable producer, it is doubtful that it can continue to compete successfully as a post-production facility.

           The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technological advances in such fields are made and other companies seek to enter the PRC markets we service.

           Several of our competitors have developed or may develop educational software products that are similar in design and capability to our existing products, or products under development, for markets other than the PRC. We further anticipate that additional products for similar applications will be developed and marketed by our competitors. Further, many of our competitors and potential competitors have substantially greater resources, research and development staffs, capabilities and facilities than we do for developing, manufacturing and marketing educational software products. For Tengtu United to remain competitive, we must continue to enhance and improve our existing products: the Total Solution, the General School Networking System and Digital Library System and develop acceptable and useful new products for the PRC K-12 market, of which there is no assurance.

POSSIBLE PAYMENT PROBLEMS

           Some U.S.-based companies engaged in business in the PRC have experienced problems in collecting money and/or in repatriating funds from the PRC. We believe that because education is such a high priority under the current political environment, payment for our products and services should not be unduly delayed. To expedite more prompt payment, we have set up a joint task force with a division of the PRC central government. However, if the political climate should change, the inability to promptly collect for our products or services could materially and adversely affect our operations.

WE DEPEND ON OUR KEY PERSONNEL


           Because of the specialized, technical nature of our business, we are highly dependent upon our ability to retain our current personnel, including, but not limited to, Pak Kwan Cheung, our Chief Executive Officer and Chairman of the Board. In addition, we believe that Jing Lian, a vice president and director, as well as Zhang Fang Qi, are also key to our ability to successfully do business in the PRC. The loss of any of these persons could have an adverse effect on our business. We have no key man insurance. In addition, our ability to effectively pursue our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced software programmers, managerial, marketing, and accounting personnel who can function effectively in the PRC. In some cases, the market for these skilled employees is highly competitive, which makes it difficult to attract and retain key employees. We cannot assure you that we will be able to retain or recruit such personnel, and the inability to do so could materially and adversely affect our business, financial condition and results of operations.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PORTION OF OUR VOTING STOCK WHICH COULD INFLUENCE DECISIONS THAT WOULD ADVERSELY AFFECT NEW INVESTORS


           Our officers, directors, and affiliates beneficially own or control approximately 16.8% of our outstanding common stock with Pak Kwan Cheung, Chairman and Chief Executive Officer controlling approximately 9.2% of the common stock outstanding. Orion Capital Incorporated beneficially owns approximately 23.6% of our outstanding common stock. These stockholders may be able to influence matters requiring stockholder approval and thereby, our management and affairs. Matters that typically require stockholder approval include:


           --  election of directors;

           --  mergers or consolidations; and

           --  sales of all or substantially all of our assets.

           This concentration of ownership could delay or prevent another person or persons from acquiring control or causing a change in control, even if such change would increase the price of our common stock. Preventing a change in control in favorable circumstances may affect your ability to sell your securities at a higher price.

WE HAVE OPTIONS, WARRANTS AND RESTRICTED SECURITIES OUTSTANDING WHICH MAY CAUSE DILUTION OF OUR SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

           As of July 10, 2001, we had outstanding 2,746,800 warrants. 1,500,000 of those warrants have an exercise price of $2.00. The exercise price of those warrants is to increase to $4.00 after December 21, 2002. 1,100,000 of those warrants were issued to Swartz and have an exercise price of $1.231 which is to be reset every six months.

           As of July 9, 2001, we also had outstanding 2,457,000 options with exercise prices ranging from $.218-$.968. We have reserved additional shares for issuance pursuant to the terms of the warrants and options. If the holders exercise these stock options and warrants, it will dilute the percentage ownership interest of our current shareholders. In addition, the terms upon which we would be able to obtain additional money through the sale of our stock may be negatively affected by the existence of these warrants and options because new investors may be concerned about the impact upon the future market price of our common stock if these warrants and options were exercised and the underlying stock sold.

           In addition, as of July 9, 2001 we had outstanding a $1,500,000 principal amount convertible debenture. Each $1.00 principal amount is convertible into shares of our common stock at the rate of $1.00 per share until December 15, 2001. For each of the following twelve month periods, the rate of conversion increases to $2.00 and then $4.00 per share. If the holder converts its convertible debenture into our common stock, it will dilute the percentage ownership interest of our current shareholders.

           Top Eagle, the holder of the convertible debenture and a warrant exercisable for 1,500,000 shares of common stock have certain registration rights under a registration rights agreement with us.

YOU WILL SUFFER DILUTION BECAUSE OF OUR INVESTMENT AGREEMENT WITH SWARTZ


           The common stock issuable to Swartz upon exercise of our put rights will be issued at a price equal to the lesser of (i) the market price for each share of our common stock minus $.075 or (ii) 92% of the market price for each share of our common stock, unless we exercise our right to designate a price in advance, in which case the price can be no greater than the lesser of (iii) 80% of the closing bid price on the day preceding delivery of notice of our intention to put shares to Swartz or (iv) the closing bid price on the day preceding that date minus $.125. Accordingly, the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock. Depending on the price per share of our common stock during the three year period of the investment agreement with Swartz, we may need to register additional shares for resale to access the full amount of financing available. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $30 million available pursuant to our put rights.

           In addition the assumed price at which you will purchase shares is substantially higher than the net tangible book value per outstanding share of common stock. You will therefore incur immediate and substantial dilution in the net tangible book value of the shares that you purchase.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES

           If and when we sell shares of our common stock to Swartz pursuant to our put rights, if and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares in the market. If the price of our common stock decreases, and if we decide to exercise our right to put shares to Swartz, we will be required to issue more shares of our common stock for any given dollar amount invested by Swartz, subject to a designated minimum put price specified by us. This may encourage short sales, which could place further downward pressure on the price of our common stock.

OUR STOCK PRICE IS VOLATILE

           The following items, among others, could cause the market price of our common stock to fluctuate substantially:

           --  results of our sales efforts in the PRC,

           -- results of our participation in the China Broadband Education Resource Centre,

           --  financing for TIC Beijing production projects,

           --  our competitors' sales of competitive products in the PRC,

           --  evidence of the acceptance of our products or our competitors,

           -- technological innovations or new products introduced by us or our competitors,

           --  changes in governmental regulations,

           --  changes in governmental personnel,

           -- developments in our proprietary and distribution rights or those of our competitors,

           --  litigation,

           --  fluctuations in our operating results, and

           -- changes in market conditions for K-12 educational and animation software.

These fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of our common stock. Historically, the market price of our common stock has been volatile.

           Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and we expect they will continue to fluctuate in the future. Fluctuations in quarterly and annual results will also adversely impact management's ability to accurately project the available revenue necessary for growing our sales and revenue through internal funding. Because we have a limited operating history and our future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS

           We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future.

LISTING ON OTC BULLETIN BOARD; LIMITED TRADING MARKET

           Our common stock is quoted on the over-the-counter Bulletin Board and therefore has only a limited trading market. There can be no assurance that a more active trading market will develop or, if developed, that it will be maintained. No prediction can be made as to the effect, if any, that the sale of shares of common stock or shares of common stock issuable to Swartz upon exercise of its warrants or the availability of such securities for sale will have on the market price of our common stock from time to time.

           In addition, as the trading price of our common stock is less than $5.00 per share, trading in our common stock is subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. Our common stock is also subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Such requirements could severely limit the market liquidity of the common stock and the ability of purchasers in this offering to sell their securities in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Some of the statements made in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the Reform Act. Forward-looking statements may be identified by the use of terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of our company, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, changes in capital expenditure budgets for cable companies, adverse government regulation, inadequate capital, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.

                                 USE OF PROCEEDS

           We will not receive any of the proceeds from the sale by Swartz and Top Eagle (referred to herein as the "Selling Securityholders") of the shares offered under this prospectus. We will, however, receive:


           -- services in exchange for the shares that we offer to service providers,

           -- the sale price of any common stock we put to Swartz under our Investment Agreement with Swartz,

           -- the exercise price of the Swartz warrants, if exercised by Swartz, and if not exercised pursuant to the cashless exercise provisions of those warrants,

           -- the exercise price of the warrants issued to Top Eagle, if exercised by Top Eagle, and

           -- the conversion price of the convertible debenture issued to Top Eagle, if converted by Top Eagle.

           Subject to effective registration and applicable volume and other limitations, we can sell a maximum of $30 million of our common stock to Swartz. We cannot provide a specific breakdown of the use of proceeds that we will receive from the Selling Securityholders as the amounts we will receive from Swartz may vary greatly depending upon the price of our common stock and the volume of trading in our common stock. However, assuming we receive at least this amount from the Selling Securityholders, we expect to use $1.9 million of the net proceeds to fund the remainder of our commitment to Tengtu United under the joint venture agreement with Tengtu China and $9 million to fund the balance due for our participation in the China Broadband Education Resource Centre. We also expect to use monies received form the Selling Securityholders for software development, working capital, marketing and other general corporate purposes.

     We will have significant discretion in the use of the net proceeds received form the Selling Securityholders. Investors will be relying on the judgment of our management regarding the application of those proceeds.

                         DETERMINATION OF OFFERING PRICE


           The shares being registered herein to be sold by the Selling Securityholders will not be sold by us, and are therefore being sold at the market price as of the date of sale or such other price as may be negotiated in a private sale. The shares to be offered by us in exchange for services will be exchanged at the then current market rate. Our common stock is traded on the over-the-counter Bulletin Board under the symbol "TNTU." On July 31, 2001 the reported closing price for our common stock on the over-the-counter Bulletin Board was $1.55.


                                    DILUTION

           Purchasers of common stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined.

           As of March 31, 2001, we had 24,259,657 shares of common stock issued and outstanding with a net tangible book value of $4,657,378 or $.188 per share. The following table sets forth the dilution (excess of assumed purchase price per share over net tangible book value per share) to be incurred by investors acquiring common stock. This dilution effect will not be reflected in our financial statements.

           Assumed Purchase Price (1)                            $1.55

           Net tangible book value per share at                  $(.188)
           March 31, 2001

           Increase to net tangible book value                   $0.00
           per share attributable to the cash
           payments made by purchasers of the
           shares being offered (2)

           Dilution to Purchasers of Common Stock                $1.74

           Dilution to Purchasers as Percentage                    115%
           of purchase price

(1) Assumes a purchase price of $1.55. The closing price of our common stock on the over-the-counter Bulletin Board on July 31, 2001 was $1.55.

(2) There is no increase to the net tangible book value of our shares from this offering because we will not receive any proceeds from these sales.

                            SELLING SECURITY HOLDERS

           Common stock registered for resale under this prospectus constitutes approximately 106% of our issued and outstanding common shares as of July 31, 2001. The shares offered by this prospectus are being offered by the following Selling Securityholders: Swartz and Top Eagle.

SWARTZ
------

           This prospectus covers 35,000,000 shares of common stock issuable to Swartz under the Investment Agreement and shares issuable upon exercise of the warrants we previously issued to Swartz. Swartz is engaged in the business of investing in publicly-traded equity securities for its own use.

           Swartz does not beneficially own any of our common stock or any other of our securities as of the date of this prospectus other than 1,100,000 shares underlying the commitment warrants we issued to Swartz in connection with the closing of the Investment Agreement and 100,000 shares purchased on July 9, 2001. Other than its obligations to purchase common stock under the Investment Agreement and the warrant, it has no other commitments or arrangements to purchase or sell any of our securities.

           Swartz is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sale of these shares. Swartz has not had any relationship with us, any predecessor or affiliate within the past three years.

                     The Tengtu-Swartz Investment Agreement

OVERVIEW

           On October 25, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell up to $30 million of our common stock to Swartz, subject to a formula based on our stock price and trading volume, from time to time over a three year period following the effective date of this registration statement. We refer to each election by us to sell stock to Swartz as a "Put."

           Each time we sell shares to Swartz, we will also issue five year warrants (referred to as "purchase warrants") to Swartz in an amount equal to 10% of the number of shares in the Put. Each purchase warrant will be exercisable at 110% of the market price for the applicable Put. The purchase warrants have anti-dilution and reset provisions as described below.

           In addition, as consideration for making its financing commitment to us, Swartz was also issued a warrant to purchase 1,200,000 shares of common stock initially exercisable at $1.231 per share until October 25, 2005. The commitment warrant has anti-dilution and reset provisions as described below. On July 9, 2001, Swartz partially exercised this warrant and purchased 100,000 shares at the March 7, 2001 reset price of $.285 per share.

PUT RIGHTS

           We may begin exercising Puts on the date of effectiveness of this registration statement and continue for the shorter of a three year period, or until we have Put amounts of common stock to Swartz totaling $30 million. To exercise a Put, we must have an effective registration statement on file with the Securities and Exchange Commission covering the resale to the public by Swartz of any shares that it acquires under the Investment Agreement. Also, we must give Swartz at least 10, but not more than 20, business days advance notice of the date on which we intend to exercise a particular Put right. The notice must indicate the date we intend to exercise the Put and the maximum number of shares of common stock we intend to sell to Swartz. At our option, we may also specify a maximum dollar amount (not to exceed $2 million) of common stock that we will sell under the Put. We may also specify a minimum purchase price per share at which we will sell shares to Swartz. The minimum purchase price cannot exceed the lesser of 80% of the closing bid price of our common stock on the day prior to the date we give Swartz notice of the Put or such closing bid price minus $.125.

           The number of shares of common stock sold to Swartz in any Put may not exceed the lesser of (i) the maximum put amount set forth in an Advance Put Notice to Swartz, (ii) 1,500,000 shares of our common stock, (iii) $2,000,000 worth of our common stock, (iv) 15% of the aggregate daily reported trading volume of our common stock, excluding block trades of 20,000 or more shares of our common stock, during the 20 business days after the put date, excluding any trading days in which the common stock trades below a minimum price, if any, that we specify in our Put notice, (v) 15% of the aggregate daily reported trading volume of our common stock, during the 20 days before the date of the Put notice, or (vi) a number of shares that, when added to the number of shares acquired by Swartz under the Investment Agreement during the 61 days preceding the Put Date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934, as amended).

           Swartz will pay us a percentage of the market price for each share of common stock in a Put. The market price of the shares of common stock during the 20 business days immediately following the date we exercise a Put is used to determine the purchase price Swartz will pay. This 20 day period is referred to in the Investment Agreement as the "pricing period." For each share of common stock, Swartz will pay us the lesser of:

           --  the market price for each share, minus $.075; or

           --  92% of the market price for each share.

           The Investment Agreement defines market price as the lowest closing bid price for our common stock during the 20 business day pricing period. However, if we designate a minimum price in our Put notice, Swartz must pay at least that price and the above formula will not apply. If the price of our common stock is below the greater of the price we designate plus $.075, or the price we designate divided by .92 during any of the 20 days during the pricing period, that day is excluded from the 15% volume limitation described above. Therefore, the amount of cash that we can receive for that Put may be reduced if we elect to designate a minimum price per share and our stock price declines.

           We must wait a minimum of five business days after the end of the 20 business day pricing period for a prior Put before exercising a subsequent Put. We may, however, give advance notice of our subsequent Put during the pricing period for the prior Put. We can only exercise one Put during each pricing period.

WARRANTS

           Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of our common stock equal to 10% of the common shares issued to Swartz in the applicable Put. Each warrant will be exercisable at a price that will initially equal 110% of the market price for the applicable put. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years later.

LIMITATIONS AND CONDITIONS TO OUR PUT RIGHTS

           Our ability to Put shares of our common stock, and Swartz's obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions include:

           -- satisfaction all obligations under the agreements entered into between us and Swartz in connection with the Investment Agreement;

           -- our common stock being listed and traded on Nasdaq, the over-the-counter Bulletin Board, or an exchange;

           -- our representations and warranties in the Investment Agreement must be accurate as of the date of each Put;

           -- reservation for issuance of a sufficient number of shares of our common stock to satisfy our obligations to issue shares under any Put and upon exercise of warrants;

           -- the registration statement for the shares we will be issuing to Swartz must remain effective as of the Put date and no stop order with respect to the registration statement is in effect;

           -- shareholder approval is required by the Investment Agreement if the number of shares Put to Swartz, together with any shares previously Put to Swartz, would equal 20% of all shares of our common stock that would be outstanding upon completion of the Put.

           Swartz is not required to acquire and pay for any additional shares of our common stock once it has acquired $30 million worth of Put Shares. Additionally, Swartz is not required to acquire and pay for any shares of common stock with respect to any particular Put for which, between the date we give advance notice of an intended Put and the date the particular Put closes:

           -- we announced or implemented a stock split or combination of our common stock;

           --  we paid a dividend on our common stock;

           -- we made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

           -- we consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control.

           We may not require Swartz to purchase any subsequent Put shares if we, or any of our directors or executive officers, have engaged in a transaction or conduct related to our operations that resulted in:

           -- a Securities and Exchange Commission enforcement action, administrative proceeding or civil lawsuit; or

           -- a civil judgment or criminal conviction or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

           -- the aggregate number of days which this registration statement is not effective or our common stock is not listed and traded on Nasdaq, the O.T.C. Bulletin Board or an exchange exceeds 120 days;

           -- we file for bankruptcy or any other proceeding for the relief of debtors; or

           --  we breach covenants contained in the Investment Agreement.

COMMITMENT AND TERMINATION FEES

           If we do not Put at least $2 million worth of common stock to Swartz during the one year period following the effective date of this registration statement, we must pay Swartz a non- usage fee. This fee equals the difference between $200,000 and 10% of the value of the shares of common stock we put to Swartz during the one year period.

           If the Investment Agreement is terminated by us or automatically terminated, we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $200,000 and 10% of the value of the shares of common stock put to Swartz during all Puts to date.

SHORT SALES

           The Investment Agreement prohibits Swartz and its affiliates from engaging in short sales of our common stock unless Swartz has received a Put notice and the amount of shares involved in the short sale does not exceed the number of shares we specify in the Put notice.

CANCELLATION OF PUTS

           We must cancel a particular Put if:

           -- we discover an undisclosed material fact that would amount to a material misstatement or omission from this prospectus;

           -- the registration statement registering resales of the common stock becomes ineffective; or

           -- our shares of common stock are either delisted from, or no longer trading on, Nasdaq, the over-the-counter Bulletin Board or an exchange.

           If we cancel a Put, it will continue to be effective, but the pricing period for the Put will terminate on the date we notify Swartz that we are canceling the Put. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled Put may be smaller than it would have been had we not canceled the Put.

TERMINATION OF THE INVESTMENT AGREEMENT

           We may terminate our right to initiate further Puts or terminate the Investment Agreement at any time by providing Swartz with written notice of our intention to terminate, whereupon we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $200,000 and 10% of the value of the shares of common stock put to Swartz during all Puts to date. However, any termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

CAPITAL RAISING LIMITATIONS

           During the term of the Investment Agreement and for a period of 60 days after the termination of the Investment Agreement, we are prohibited from issuing certain convertible debt or equity securities, and from entering into any private equity line agreements similar to the Swartz Investment Agreement without obtaining Swartz's prior written approval.

           We have agreed to give Swartz a Right of First Refusal during this same period, the term of the Investment Agreement plus 60 days. Under the Right of First Refusal, we must give written notice to Swartz of a proposed convertible debt or equity capital raising transaction at least ten days prior to the transaction closing. Swartz may elect to participate in the transaction during the ten day period following delivery of such notice.

           Neither of the above restrictions apply to the following items and we may engage in and issue securities in the following transactions without notifying or obtaining approval from Swartz;

           -- in connection with a merger, consolidation, acquisition, or sale of assets;

           -- in connection with a strategic partnership or joint venture, the primary purpose of which is not to raise equity capital;

           -- in connection with our disposition or acquisition of a business, product or license;

           -- upon exercise of options by employees, consultants or directors; provided that no more than 1,000,000 options per year are issued to consultants and no more than 250,000 options per consultant;

           --  in an underwritten public offering of our common stock;

           -- upon conversion or exercise of currently outstanding options, warrants or other convertible securities;

           -- under any option or restricted stock plan for the benefit of employees, directors or consultants;

           -- upon the issuance of debt securities with no equity feature for working capital purposes; or

           -- the issuance of up to $2 million of convertible debt or equity securities which are convertible at a fixed price that is not less than 75% of the closing price of our common stock on the date of the closing or purchase of such debt or equity securities.

SWARTZ'S RIGHT OF INDEMNIFICATION

           We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

EFFECT ON OUTSTANDING COMMON STOCK

           The issuance of common stock under the Investment Agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder. See "Risk Factors" and "Dilution."

           As noted above, we cannot determine the exact number of shares of our common stock issuable under the Investment Agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the Investment Agreement, the market price of our common stock, and exercise of the related warrants. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

           The Investment Agreement provides that we cannot issue shares of common stock that would exceed 20% of the outstanding stock on the date of a Put unless and until we obtain shareholder approval of the issuance of common stock.

TOP EAGLE HOLDINGS, LTD.

           This prospectus covers 3,000,000 shares of common stock issuable upon the conversion of a convertible debenture and exercise of warrants to purchase 1,500,000 shares issued to Top Eagle on December 23, 1999.

           Top Eagle paid $1.5 million in exchange for a four year floating convertible debenture ("Top Eagle Debenture") convertible into shares of our common stock and a separate common stock warrant ("Warrant") for the purchase of
1.5 million shares of our common stock. Top Eagle is a British Virgin Islands company that is wholly owned by Yugang International Limited, a Hong Kong company engaged in the trading of audio visual products and components, industrial equipment, automobile parts, agricultural products, raw materials and other products in the Central and Western parts of China.

           The Top Eagle Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Top Eagle Debenture is convertible into our common stock at a conversion price of $1.00 until December 15, 2001, $2.00 during the following year, and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into our common stock at the then existing market price minus twenty percent.

           The Warrant gives the holder the right to purchase 1,500,000 shares of our common stock at $2.00 per share until December 21, 2001 and $4.00 per share thereafter until December 15, 2002. The Warrant shall become void on December 15, 2002.

           In connection with the purchase of the Top Eagle Debenture and Warrant, we entered into an Investor Rights Agreement with Top Eagle which provides the holder(s) of the Top Eagle Debenture, Warrant and/or the shares issued upon conversion or exercise thereof, with registration and certain other rights. 3,000,000 shares included in this prospectus are being registered pursuant to Top Eagle's piggyback registration rights pursuant to its Investor Rights Agreement.

           Top Eagle has not had any relationship with us, any predecessor or affiliate within the past three years.

           Top Eagle has not yet converted the Top Eagle Debenture or exercised the Warrant. If it were to do so prior to December 15, 2001, it would own approximately 3,000,000 shares of our common stock which would represent approximately 6.6% of our stock then outstanding, assuming no more purchases by Swartz. If it were to do so after December 15, 2001, but before December 15, 2002, Top Eagle would own approximately 2,250,000 shares of our common stock which would represent approximately 4.9% of our common stock then outstanding, assuming no more purchases by Swartz.


                              PLAN OF DISTRIBUTION

           The shares of common stock to be offered directly by us are to be used as compensation to outside providers of public relations and investor relations services. In order to conserve cash for our operations, we plan to use our stock to pay for public relations and investor relations services.

           The Selling Securityholders, and the service providers to whom we offer our common stock, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The Selling Securityholders may effect the distribution of the common stock in one or more of the following methods:

           -- ordinary brokers transactions, which may include long or short sales;

           -- transactions involving cross or block trades or otherwise on the open market;

           -- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

           -- "at the market" to or through market makers or into an existing market for the common stock;

           -- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

           -- through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

           -- any combination of the above, or by any other legally available means.

           In addition, the Selling Securityholders, and service providers to whom we offer our common stock ("service providers"), or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders or service providers or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

           Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, service providers and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

           Swartz is an underwriter within the meaning of Section 2(11) of the Securities Act and Top Eagle, us, and any broker-dealers acting in connection with the sale of the common stock by this prospectus, may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act. Therefore, any commissions or any profits realized by Swartz, Top Eagle, or us on the resale of common stock as principals, may be deemed underwriting compensation under the Securities Act. Neither we nor the Selling Securityholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Selling Securityholders or service providers and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

           We and the Selling Securityholders, service providers and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, us and the Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

           Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

           We cannot assure you that the Selling Securityholders will sell any or all of the shares of common stock offered by the Selling Securityholders.

           In order to comply with the securities laws of certain states, if applicable, the Selling Securityholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, we and the Selling Securityholders may not sell or offer the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

           We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement and other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of
Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to this registration statement.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

           We are authorized to issue 100,000,000 shares of our $.01 par value per share common stock, of which 45,598,891 shares were issued and outstanding as of July 31, 2001. Our common stock has the following characteristics:

           1. Voting Rights - each share of our common stock is entitled to one vote at a meeting of shareholders. Pursuant to our Certificate of Incorporation and By-Laws, a majority of the votes present, in person or by proxy, are necessary to take action; except that any "Business Combination Transaction" requires a vote of 80% of all outstanding shares. "Business Combination Transaction" is defined in our Certificate of Incorporation as:

                     (a) any merger or consolidation of the Corporation or any Subsidiary with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

                     (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any of our assets or our subsidiaries' assets constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

                     (c) the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of any of our securities, or the securities of a subsidiary, to, or proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of our total assets as reported in our consolidated balance sheet as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

                     (d) the adoption of any plan or proposal for our liquidation or dissolution, or any spin-off or split-up of any kind of us or any subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

                     (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of us with any subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of our securities or those of any subsidiary convertible into our equity securities or those of any subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

           2. Liquidation Rights - pursuant to our Certificate of Incorporation, on any dissolution, liquidation or winding up of our affairs, after there shall have been paid to or set aside for the holders of all outstanding shares of preferred stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all of our remaining assets will be available for distribution to its common stock holders. Presently, we do not have any shares of preferred stock outstanding.

           3. Preemption Rights - there are no preemption rights with respect to our common stock.

           4. Liability to Further Calls or Assessment by the Registrant and for Liabilities of the Registrant Imposed on its Stockholders under State Statutes - under Delaware law, our common stock is non-assessable. Therefore, once our stock is paid for, there can be no further calls or assessment by us for our liabilities.

           5. Transfer Agent - the transfer agent for our common stock is U.S. Stock Transfer Corp., 1745 Gardena Avenue, Glendale, CA 91204-2991.


SWARTZ WARRANTS

           Pursuant to our Investment Agreement with Swartz, Swartz is the holder of warrants to purchase our common stock, and will be issued additional warrants at various periods during the term of the Investment Agreement.

           As consideration for making its financing commitment to us, Swartz was issued a commitment warrant on October 25, 2000 to purchase 1,200,000 shares of our common stock initially exercisable at $1.231 per share until October 25, 2005. The commitment warrant has an exercise price reset provision. At each six month anniversary of issuance of the commitment warrant, we are to calculate a "reset price" which is equal to the average closing price of our common stock for the five trading days preceding each six month anniversary date. The exercise price is to be the lower of the initial exercise price or the lowest reset price which has been calculated to date.

           We may also be required to issue "additional warrants" to Swartz in the future under the terms of the Investment Agreement. On each six month anniversary of the Investment Agreement, during its term, we will be obligated to issue additional warrants to Swartz if the number of shares represented by the commitment warrant, plus the number of shares represented by any additional warrants do not equal a certain percentage of the total number of our fully diluted common stock. That percentage was initially 4% and declines by .5% on each six month anniversary of the Investment Agreement, making the current percentage 3.5%.

           The additional warrants, if any, will have an initial exercise price equal to the then current exercise price of the commitment warrants, a term of five years and an exercise price reset provision. At each six month anniversary of issuance of the additional warrant, we are to calculate a "reset price" which is equal to the average closing price of our common stock for the five trading days preceding each six month anniversary date. If the commitment warrant is exercised after the first six months following the date of issuance, the exercise price is to be the lower of the initial exercise price or the lowest reset price which has been calculated to date.

           In connection with each put to Swartz under the Investment Agreement, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of our common stock equal to 10% of the number of common shares issued to Swartz in the applicable Put (the "purchase warrants"). Each purchase warrant will be immediately exercisable at a price equal to the market price for the shares in the applicable Put and will have a five year term.

           The purchase warrants have an exercise price reset provision. At each six month anniversary of issuance of the purchase warrant, we are to calculate a "reset price" which is equal to the average closing price of our common stock for the five trading days preceding each six month anniversary date. If the purchase warrant is exercised after the first six months following the date of issuance, the exercise price is to be the lower of the initial exercise price or the lowest reset price which has been calculated to date.

           Each of the above Swartz warrants contains anti-dilution provisions as well as a cashless exercise feature. Under the cashless exercise provision, Swartz may convert warrants representing a premium of market price of our shares over the exercise price and use it to exercise the warrants. The Swartz warrants provide that Swartz may exercise a number of warrants equal to the following formula: X=Y(A-B/A) where X is the number of shares that may be obtained upon exercise, Y = the number of shares for which the warrant is being exercised, A is the average closing price of our common stock in the five days prior to exercise and B is the warrant exercise price.

TOP EAGLE WARRANTS

           In connection with its purchase from us of the $1.5 million Top Eagle Debenture on December 23, 1999, Top Eagle received a warrant giving it the right to purchase 1,500,000 shares of our common stock at $2.00 per share until December 21, 2001 and $4.00 per share thereafter until December 15, 2002. The Warrant shall become void on December 15, 2002. The Top Eagle warrant contains anti-dilution provisions.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS

           The Consolidated Financial Statements of Tengtu International Corp. in this Registration Statement have been audited by Moore Stephens, P.C., 331 Madison Avenue, New York, New York 10017, independent certified public accountants, to the extent, and for the periods set forth in their reports thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

COUNSEL

           The following common stock and options to purchase our common stock are held by Hecht & Associates, P.C. and its principals and attorneys as at July 30, 2001. Hecht & Associates, P.C., the successor firm to Hecht & Steckman, P.C., acted as counsel to us in connection with this registration statement and issued the opinion herein as to the legality of our securities.

Stock Ownership


Charles J. Hecht, Esq. -                   74,600
Staff & Attorneys -                         1,000
                                          -------
Total Stock                                75,600

Options Outstanding

Hecht & Associates, P.C. -                145,000 - strike price $.325
Hecht & Associates, P.C. -                150,000 - strike price $.968
Hecht & Associates, P.C. -                100,000 - strike price $.22
                                          -------
Total Options                             395,000

                   INFORMATION WITH RESPECT TO THE REGISTRANT



(a)  DESCRIPTION OF BUSINESS

BACKGROUND INFORMATION ON THE COMPANY
AND ITS SUBSIDIARIES

ORGANIZATIONAL HISTORY

           We are now known as Tengtu International Corp. We were incorporated on May 6, 1988, in the State of Delaware, under the name of Galway Capital Corporation. We were formed as a development stage enterprise for the purpose of seeking potential business ventures. Other than our activities in seeking potential business ventures, we ceased operations during fiscal year 1990 -1991, and were inactive until May, 1996. On August 20, 1993, we changed our name to Tower Broadcast, Inc. in order to search for a suitable merger or reorganization candidate. On March 20, 1996, under the name Tower Broadcast, Inc., we were cleared by the National Association of Securities Dealers for an unpriced quotation on the over-the-counter Bulletin Board. We sought such clearance because successful negotiation of one or more acquisition or joint-venture opportunities seemed imminent and management foresaw a resultant need to raise capital.

           On May 24, 1996, in connection with a change in management, we changed our name to Tengtu International Corp. This name change was accomplished to reflect our intended business direction and affiliation with certain Chinese firms in the Chinese educational software industry. In the Chinese language, "Teng" is a verb meaning "to grow, carry out or execute properly" and "tu" is a noun generally meaning a "vision."

           There have been several changes in our management and control from the time of our formation in 1988. We were incorporated by Patrick C. Brooks and our initial management and directors consisted of Patrick and Stephanie Brooks. Patrick and Stephanie Brooks continued in their positions until February, 1995. On February 16, 1995, Patrick Brooks resigned as a director and President and Chief Financial Officer, and Stephanie Brooks resigned as a director and Secretary. On the same date, Mark DiSalvo became a director and President and Chief Financial Officer, and Leah DiSalvo became a director and Secretary. On January 16, 1996, William Pierce was also elected as a director.

           On May 31, 1996, Mark DiSalvo resigned as a director and President and Chief Financial Officer, Leah DiSalvo resigned as a director and Secretary and William C. Pierce resigned as a director. On that date, Pak Kwan Cheung was elected Chairman of the Board of Directors and President and Chief Executive Officer, Stephen Dadson was elected a director and appointed as Secretary, John
D. Watt was elected a director and appointed Treasurer, and Francis Fox and Gordon Reid were elected directors.

           In June, 1996, Francis Fox resigned as a director and Jing Lian and Hai Nan became directors. In or about January, 1997, Michael Corneillissen became President and a director. On March 14, 1997, Stephen Dadson was removed as Secretary and as a director and Michael Corneillissen was removed a President and a director by our Board of Directors in order to clear a management impasse and promote more efficient management.

           On April 25, 1997, Barry Clark and Millard Roth were elected directors. Barry Clark was also appointed as President and Millard Roth as a Vice President. In June, 1997, Michael Nikiforuk was elected a director of the Company. On January 19, 1998, Mr. Roth's consulting agreement was terminated by the Company and Mr. Roth was no longer a director or Vice President of the Company after that date. On August 31, 1999, Zhang Fan Qi was elected as a director of the Company. On September 15, 2000 Michael Nikiforuk was appointed Executive Vice President of Corporate Affairs and John D. Watt was appointed Vice President of the Multimedia Division. Hai Nan's consulting agreement was terminated by the Company and Hai Nan was not re- elected as a director of the Company at the Annual Shareholders' Meeting in September, 2000.

                           THE BUSINESS OF THE COMPANY

           Our operations are now carried out through our 57%-owned Tengtu United joint venture, and three subsidiaries, TIC Beijing (wholly owned by us), Edsoft Platforms (Canada) Ltd. ("Edsoft Canada") (60.2% owned by us) and Edsoft H.K. (wholly owned by Edsoft Canada). These companies engage in the following lines of business in China: development and marketing of educational and entertainment software, systems integration, participation as an investor and content provider in the China Broadband Education Resource Centre, animation and multimedia. On October 6, 2000, Iconix International, Inc. ("Iconix") (which was 44% owned by us but in which we had only a 30% voting interest) was sold for $5,000,000 (Canadian). Barry Clark, who is our President and who was the President of Iconix, and former employees of Iconix owned approximately 8% of the stock in the acquiring company. We are to receive a cash distribution of approximately $580,000 from the proceeds of the sale of Iconix, but to date we have received only $220,000 of these proceeds.

                                  TENGTU UNITED

           Tengtu United is a joint venture based in Beijing, China, and is 57% owned by us. The remaining 43% is owned by Tengtu China, our joint venture partner which is owned by the following four Chinese companies: Legend Computer Group ("Legend Group"), Taiji Computer Corporation, Great Wall Computer Group and Oriental Lian Fa. Zhang Fan Qi, one of our directors, is the Chairman of Oriental Lian Fa. The other three companies are controlled by either the Chinese Academy of Science or the Chinese Ministry of Electronics. Tengtu United had three full time employees as of July 9, 2001.

           Current Chinese government policy requires that all government contracts involving educational software for use in Chinese schools be with other Chinese governmental entities or Chinese-owned entities. Therefore, all of Tengtu United's business with any government entity is done in Tengtu China's name. As of July 31, 2001, Tengtu China has approximately 60 employees in 13 field offices, 50 employees engaged in content development and approximately 15 employees in administrative and other duties.

           Tengtu United develops educational and entertainment software for sale to K-12 schools in China. The potential market for such software consists of almost 800,000 Chinese schools with over 200 million students. Tengtu United commenced operations in the first quarter of 1997 and has developed over 30 CD-ROM titles. The majority of the software titles developed by Tengtu United are designed to assist students to prepare for Chinese high school and university entrance examinations. These software titles are available by subject matter such as physics, mathematics and chemistry. The remainder of Tengtu United's software titles are animated entertainment games for children.

           In 1998, pursuant to our joint venture agreement with Tengtu China, we committed an additional $6,000,000 in funding to Tengtu United to develop the application platforms needed by the K-12 market. At that time, Tengtu United realized that the software titles developed by it could not be sold in sufficient volume because there was no application software platform to enable the Chinese teachers and students to utilize these programs and also because of the existence of software piracy. Accordingly, Tengtu United's marketing focus changed from sales of individual titles through Chinese retail channels to direct marketing of a "Total Solution" to the school systems, including the necessary application software platform and the development and implementation of governmental audit and other programs to ensure that the schools only use authorized software.

           Our current principal products are the Network Classroom, the Web School and the Distance Learning Project. The Network Classroom is a multimedia electronic classroom that permits the teacher to utilize computers at each student's and the teacher's desks as the principal teaching and learning medium. The application software platform includes audio broadcasting, classroom discussion, rush-answering, electronic hand raising, video broadcasting, dialogue between the teacher and individual students or the entire class, distance coaching, electronic examinations and screen monitoring.

           The Web School is an Internet classroom whose main functions are free forum, free home page making, question answering and chat rooms, the use of a distance learning platform to search for information and to use virtual Internet access. The Distance Learning Project is designed to permit Chinese rural/disadvantaged areas, with an estimated population of 1.2 billion, that do not have access to the Internet or where the access cost is too expensive to utilize satellite dishes and other non-Internet devices to download and export information and teaching resources. The project includes the development of the required software and installation of the required hardware. The two principal functions are classroom teaching via live broadcasting and the digital broadcasting of digitized teaching materials. Also, our technical and engineering personnel are focusing on the continued development of programs and products to enhance the application software program such as the necessary technology to permit the downloading of content from satellites for use by the Network Classroom, as well as providing content for the China Broadband Education Resource Centre.

           Because we were unable to promptly fulfill our funding commitment to Tengtu United, it was forced to downsize its operations and research and development activities in 1998 and 1999 causing substantial disruption of its business plan. This lack of funding combined with the low sales for non-pirated educational software in China sold through traditional retail channels led to most of the operating losses reflected in our financial statements.

           Since August 1999, Tengtu China has provided substantially all of the operating and research funds for Tengtu United. Despite its downsizing, Tengtu United, with the assistance of Tengtu China, has continued to work with the Chinese Ministries of Education and Information Technology to find ways to enable Chinese schools to incorporate information technology into teaching. The Chinese Minister of Education has advised us that our Network Classroom is the only recommended PRC multimedia classroom. However, the Chinese provincial and local educational agencies are not required to buy our Network Classroom.

           As a result of a lack of computer hardware in many of the Chinese schools, we have sometimes been required to provide systems integration services to the Chinese schools, including the hardware and software of other companies, which results in a far lower profit margin than the sale of the software components we produce. In the quarter ended March 31, 2001 more than 50% of Tengtu United revenues resulted from three systems integration contracts entered into at the end of July 2000. We believe that at the present time there are enough local companies or governmental agencies willing and able to provide systems integration where the school does not have the necessary infrastructure. Tengtu United expects to generate most of its future revenues from software sales of its products bundled with certain Microsoft China software products and its participation in the China Broadband Education Resource Centre. Tengtu United expects to be able to transfer many books onto CD ROM which can be easily accessed and shared once the schools have the necessary infrastructure to be able to use software titles and there is a way of preventing piracy of this type of product so that we can realize revenues and profits on those sales.

           Tengtu China is one of only eight companies that has been granted an electronic publishing license in China and believes that it is the only privately owned company in China with a license to publish educational software. The license, which was granted by the Chinese Bureau of News on December 1, 1998, is for one year, and is renewable each year thereafter upon approval from the Chinese government. A renewal application has been filed and is still pending as of July, 2001. We have entered into a preliminary joint venture agreement with the Centre for Education and Training ("CET") to develop content for additional programs to be furnished to schools using the Tengtu software platform and as an add-on service to the subscribers to the China Broadband Education Resource Centre. CET is a part of the Ontario Education Board, which is dedicated to enhancing individual self-sufficiency and organization effectiveness through education, training and career resource services. Upon receipt of sufficient financing, of which there is no assurance, we intend to enter into a strategic alliance, joint venture or other cooperative endeavor with the Tengtu Electronics Publishing House division of Tengtu China relating to Chinese based educational and game materials to be published outside of China, foreign materials to be localized for distribution into China and to locate key strategic partners for the electronic publishing division of Tengtu China.

           Tengtu United completed the first and second Torch Projects awarded by the Chinese Ministries of Education and Information Technology. Torch Projects are national initiatives aimed at improving the quality of education designated by the Chinese government. The first Torch Project was the development of a Digital Library System and the second Torch Project was the development of a General School Computer Networking System, which includes the Network Classroom. The Digital Library System is to be a computerized database and catalog of educational books and reference materials. The purpose of the General School Computer Networking System is to introduce computer networking to Chinese schools to enable them to realize greater computer efficiency and sharing of computer software, including such programs as the Web School and Digital Library. The second Torch Project was completed in conjunction with Phase I of "Operation Morning Sun" described below.

           Tengtu United's software sales performance to date has been less than anticipated because the educational software market had not yet developed in China as we anticipated due to two factors. First, many Chinese schools, especially those in rural areas, lack adequate computer hardware, networks and software platforms and Chinese teachers lack computer training. Second, there was substantial piracy of the educational software programs developed by us. However, Tengtu United has turned some of these problems into a business opportunity. Tengtu United has acted as a systems integrator in selling computer hardware, systems and systems integration services to Chinese schools that do not have the necessary infrastructure to support the use of information technology in teaching. It has also worked to develop programs with NCAVE, the division of the Chinese government responsible for ensuring that every Chinese elementary, middle and high school has at least one computerized classroom by December 31, 2005. In particular, these programs address three concerns: (1) the need for a mechanism to ensure the development and maintenance of educational computer software by eliminating software piracy, (2) the unbalanced and very scattered educational framework in China and (3) enabling the many Chinese schools which do not have the necessary infrastructure to finance the acquisition of the necessary hardware and software without raising taxes.

           In August, 1999, Tengtu United and Tengtu China entered into a "Cooperation Agreement" with the Microsoft China which generally provides as follows:

           1. Microsoft China will license proprietary operating software to Tengtu United;

           2. Microsoft China will appoint Tengtu United as its selling representative for its products in the Chinese K-12 school market;

           3. Microsoft China is to contribute funds for marketing Tengtu United's software products in an amount to be agreed upon;

           4. Microsoft China is to provide technical assistance, installation, training and technical support to Tengtu China with respect to installation of its products under the Torch Program;

           5. Microsoft China is to provide funding to Tengtu United to establish one or more educational product demonstration centers;

           6. Microsoft China's publishing division, pursuant to a copyright license agreement, will license Tengtu United to sell Microsoft China's educational software in China;

           7. The parties understand that this Agreement provides only a framework and substantial implementation plans are subject to further agreement.

           We realize revenue from the sales of our software combined with certain Microsoft China products. The "Total Solution" is a bundled package of software marketed under the name of "Tengtu-Microsoft Total Solution" to K-12 Schools. We are Microsoft China's exclusive selling representative for the K-12 market in mainland China.

           Tengtu United's and Microsoft China's software is now integrated on four CDs, with a serial number, with each companies' name on the appropriate CD. Microsoft China produces the CD with its programming and ships these CDs to Tengtu United on a COD basis. The programs that are visible to the end users developed by Tengtu United and Microsoft China have been converted to Chinese characters. Each party pays its own translation costs. Certain of the Microsoft China programs, which are not visible and commonly known as "back room" programs, may not be translated.

           Tengtu United ships the CDs received from Microsoft China, along with the CDs it produced, to either the school districts directly, or, where applicable, to its local marketing partners, which install the CDs and any related hardware. Tengtu United is available at no charge to consult on the installation of the programs.

           Microsoft China is obligated to train and subsidize the cost of training for the designee for each school at a facility established by Legend Group, which is one of the four owners of Tengtu China and is an authorized Microsoft distributor in China. To date, we have been required to provide that training at NCAVE facilities made available to us and are seeking reimbursement for a portion of such costs from Microsoft.

                   CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS

           Tengtu China, acting for the benefit of Tengtu United, has established a close working relationship with the NCAVE, the department of the Ministry of Education responsible for implementing the Chinese government directive of a computerized classroom in every school by the end of 2005. NCAVE now recommends the Total Solution as the multimedia electronic classroom to be installed as part of this government directive. We believe, at the present time, that the Total Solution is the only recommended product of this type by the NCAVE. As part of this cooperation, and due to the NCAVE's determination that the Total Solution was the best product for the K-12 classrooms in China, the NCAVE directed Chinese schools to purchase 3,000 units of the Total Solution as part of Phase I of "Operation Morning Sun," all of which have been shipped. In addition, under the Relief for Disadvantaged Regions Project, the NCAVE is obligated to direct the purchase of an additional 5,000 units of the Total Solution. NCAVE recently entered into a contract awarding us the second phase of this project to install another 10,000 to 15,000 Total Solutions by December 31, 2001. The Ministry of Education, as well as the provincial education departments, have the right to audit the school districts and individual schools. The Ministry of Education has advised us that if it finds that a school is utilizing an unauthorized version of a designated software program, such as an unauthorized copy of our Network Classroom or the Microsoft China components to the Total Solution, it will cut off information technology funding to that school.


           At the present time, the Chinese national and provincial governments provide between 40% and 60% of the funding for information technology to the Chinese schools. Because of current Chinese national priorities, we believe that the national and provincial governments have no present plans to raise the tax rate to fully fund the initiative of having a computerized classroom in every school by the end of 2005. A program developed by Tengtu China with the Chinese national government envisions that the national government and the provincial departments of education will continue to fund approximately 60% of the costs of the appropriate infrastructure, which includes hardware, software, cabling and installation, and necessary software to have an appropriate computer classroom in every school. The balance will be made up by a special user fee imposed by the Chinese provinces and local schools on each family that has a child in the K-12 schools. The estimated user fee will be set by each province and will range from $5-$15 per year, per student. China has a one-family one-child policy. The Chinese government believes that not only is it appropriate but fair that the families with a child in K-12 pay this user fee. Also, we believe that the Chinese policy of one child per family, combined with the PRC governmental policy and cultural emphasis on the importance of education with an affordable user tax is the best solution to this potential barrier to having a computerized classroom in all K-12 schools by the end of 2005. To date, the PRC has issued a directive to ten provinces authorizing them to impose the user fee for computer usage. Chinese banks have advised us and the Ministry of Education on an informal basis that with the local user fee plan in effect, they would expect to be in a position to provide the balance of the necessary infrastructure financing because there will be sufficient funds from the user fees over the expected life of the computer equipment to finance the acquisition of the necessary materials.


           An additional initiative of the Chinese government is "self-reliance." Out of slightly less than 800,000 K-12 schools, there are approximately 60,000 schools that have the appropriate hardware installation sufficient to support the Total Solution, in general, and our Network Classroom, in particular. Those schools can purchase the Total Solution directly from us or at a lower price from the Ministry of Education. However, if they elect to purchase from the Ministry of Education, they may not get immediate use of the software because there are currently insufficient Total Solution units available to satisfy the demand. This is, in part, due to our insufficient financing to date. We believe that our Investment Agreement with Swartz and proceeds from our Private Placement may provide sufficient capital and cash flow to satisfy the demand for the Total Solution, which includes the requirement that we purchase the Microsoft China components before the bundling and then the sale of the Total Solution.

           Sales of the Total Solution are generally recorded after the product is accepted by the end-user (i.e. the schools). Because Tengtu United views its contracts with the Chinese government and governmental entities as the first of series of, potentially, many sales contracts and resultant sales, it has delayed invoicing, when requested, until installation is complete. Because the software offered by Tengtu United is new to the Chinese school system, we believe that many schools and school districts will observe how the Total Solution is working before deciding whether to place an order. We believe that acceptance of our products will also put us in a position to sell follow-up software titles to the initial purchasers of the start-up package.


           As part of its Total Solution project, Tengtu United has also entered into agreements with two Chinese hardware manufacturers to supply their products to the Chinese K-12 schools. The first is with Legend Group, a minority owner of Tengtu China, and also the largest hardware manufacturer in China. The second is with Taigu Computer Company ("Taigu"), which manufactures inexpensive desktop computers specifically for use in schools. Under these agreements, Legend Group, Taigu and Tengtu United are marketing partners recommending each other's products and if Tengtu United's software is sold as part of a package, the marketing partner is charged a wholesale price.

           If the end user school buys software directly from Tengtu United, it is invoiced the retail price. However, Tengtu United has found it is more cost effective and logistically more efficient to market to governmental agencies and distributors which are invoiced at a wholesale price. While most orders received have been shipped, installation has not been completed for many schools because the schools and distributors do not have adequate technical personnel. We believe that this installation bottleneck has now been solved by the establishment of provincial branch offices to provide the necessary technical and training support. Each branch office has start-up costs of approximately $40,000, plus a monthly operating budget of $10,000 to $12,000. We currently have thirteen branch offices and, by December 31, 2001, we intend to have a total of twenty branch offices, which should further increase the rate of installation, as well as facilitate the sale of our other services and products.

           The Total Solution now makes available, via intranet and Internet, a comprehensive set of tools not only for computerized class instruction, but for school office administration and the management of educational and multimedia resources. Designed specifically to accommodate broadband Internet connections via satellite and cable, the Total Solution software is now a vehicle for distance learning. Tengtu China has developed the software which enables the schools in disadvantaged Chinese regions to use a satellite dish to download content for use in the Network Classroom.

           In November and December, 2000, we advanced $1.0 million to Tengtu United, followed by advances of $1.0 million in March, 2001, $1.0 million in April, 2001, and $1.5 million in June, 2001, pursuant to our funding commitment, but $1.9 million of that commitment to the Tengtu United joint venture remains outstanding.

           On April 9, 2001, Tengtu China and Tengtu Tian Di Network Co., Ltd., entered into an agreement with the Chinese Ministry of Education for the establishment of the China Broadband Education Resource Center (the "CBERC") under the National Center for Audio/Visual Education of the Ministry of Education (the "NCAVE") to establish the CBERC educational portal and repository as an ASP (Applications Server Provider) for the distribution of distance learning, educational information and e-business products to the individual schools for an annual base fee of RMB 5,000 ($604). There will be additional charges for special programs and additional services, if requested by the subscribing school. Non-subscribers will be charged a usage fee for each instance it uses any of the materials distributed by or through the CBERC. For those schools that already have the Total Solution, the Company will furnish one free upgrade if it becomes a subscriber to the CBERC. The upgrade package was completed in May 2001. For those schools which have not yet purchased the Total Solution as part of Phases I and II of Operation Morning Sun, the Company will provide the required satellite equipment free of charge if they sign-up and pay for the first year's annual base subscription fee to permit usage of the CBERC distributed materials and products. The Company believes that this will set the stage for these schools to become purchasers of the Total Solution and other Company products to be used on that platform. For schools in disadvantaged regions who cannot afford any computer networking equipment (e.g., it has only a television or one computer), the Company will donate the satellite reception equipment and sell them 100 CD ROM titles at a reduced cost. The Company's long range goal is to build up the necessary relationship so that eventually many of these schools will become purchasers of the Total Solution and subscribers to the CBERC. The Company will initially be required to invest RMB 80 million ($9.7 million), and furnish the required hardware and certain software. The Ministry of Education is to obtain the required licenses for the educational portal and repository and satellite broadcasting and other necessary coordination and facilitation services. Upon obtaining profitability this project will be set up as an independent entity, with the joint venture, in which the Company has a 57% interest, to receive 70% of the profits and the NCAVE to receive 30% of the profits.

           The Company is currently seeking strategic partners from North America to provide content to the CBERC educational portal and repository. In January, 2001, the Company entered into an agreement with the Centre for Education and Training ("CET"). CET is a part of the Ontario Education Board, which is dedicated to enhancing individual self-sufficiency and organization effectiveness through education, training and career resource services. On April 2, 2001, the Company entered into a Letter of Intent with the American Education Corporation ("AEC") to supply it with untranslated content for its educational portals in China, Hong Kong, Taiwan and Canada. The Company will be responsible for all content localization costs. The Company anticipates completion of the construction of the educational portal for the CBERC by the end of 2001.

                         EDSOFT PLATFORMS (CANADA) LTD.
                        AND EDSOFT PLATFORMS (H.K.) LTD.

           In July, 1999, we formed a joint venture company, Edsoft Canada, in which we have a 60.2% interest, to market and sell educational software tailored to the educational market in Hong Kong (including software developed in China by Tengtu United) through Edsoft H.K., a Hong Kong company wholly owned by Edsoft Canada. The shareholders, other than us, in Edsoft Canada are Goodwill Technologies, Ltd. (17.7%) and Wing Fat Hong, Ltd. (22.1%), both British Virgin Islands companies. A shareholders agreement grants the two minority shareholders one representative each on the five person Board of Directors of Edsoft Canada and also provides that the two principals of Wing Fat Hong, Ltd. shall be employed by Edsoft Canada as its Executive Vice President and Vice President of Administration and Corporate Development. Those persons are no longer serving as officers of Edsoft Canada. Gregory Mavroudis, who was appointed our Executive Vice President of Business Development on September 15, 2000, is now the responsible officer.

           Consent of a majority of the members of the Edsoft Canada Board of Directors is necessary for the following actions: amendment of the charter, issuance of stock, mergers, asset sales, consolidations or exchanges of Edsoft Canada shares, issuance of dividends, dissolution of the company or a subsidiary, changes in legal counsel or auditors, changes in corporate structure, changes in lines of business, bonus and incentive compensation, incurring indebtedness or expenditures in excess of $50,000 in the ordinary course of business and incurring expenditures in excess of $10,000 outside of the ordinary course of business.

           During July 2000, Edsoft H.K. underwent a major restructuring in order to focus on sales of its multimedia Digital Classroom software in Hong Kong, which it recently completed as a modification of Tengtu China's Network Classroom software and which is sold as "Digital Classroom" under an exclusive agreement with Tengtu China. Edsoft H.K. has also begun execution of its long-term e-education business strategy. This strategy facilitates a change in Edsoft H.K.'s business direction from a systems integrator to an application service provider and Internet content provider. The Edsoft H.K. "Digital Classroom" is installed in 160 schools in Hong Kong which represents approximately 13% of the Hong Kong K-12 market.

           "Web Schools," the brand name for Edsoft H.K.'s e-education line of products and services, was developed in co-operation with Netopia Inc. and Youthline USA, Inc. Netopia contributes the web and e-commerce server infrastructure with customization for the Southheast Asian markets and Youthline was to provide daily updated e-learning content, teaching tools and news. Youthline is currently not supplying any content and Edsoft is looking for other sources of content for its Web schools.

           Web Schools offers an integrated information management, teaching and service support solution to schools in Hong Kong and other Chinese and English speaking areas of Southeast Asia, exclusive of mainland China. This system is designed to have the following components to enable Edsoft H.K. to charge a monthly fee, rather than selling the individual hardware and software components. The current modules are: Title on Demand; Video on Demand; School Information System; E-learning; School Administration Integration; Library System; E-store and Parent Information System.

           Title and Video on Demand were developed to be integrated with Web Schools by Tengtu Biandi Networking, a company owned by Zhang Fan Qi. The Hong Kong Education Department has its own information system (SAMS) which is accessed and integrated by Web Schools through the use of an application programming interface provided by Edsoft H.K. and Netopia, Inc. The School Administration component has been developed and the software for the Distance Learning component has been developed by Tengtu China.

           The Parent Information System, which includes video, audio and secure information via the Internet, is the foundation of our first version of Web Schools. It is now part of a prototype and subject to on-going development with the assistance of several of the top schools in Hong Kong, along with select groups of parents and students.

           Web Schools will be deployed from the flexible architecture of an interactive portal in Hong Kong that has seven features: (1) schools can upload their existing data on student academic records; (2) teachers can create and maintain a school web site without any technical expertise or programming skills; (3) parents may access secure information on their child's progress; (4) e-store provides e-commerce functionality that enables parents to order educational materials online; (5) the system provides an application program interface with the existing information technology architecture of the Hong Kong Board of Education; (6) the portal delivers both general and education-specific content from Hong Kong and abroad to teachers, students and parents; and (7) a large database provides tutorials, online exercises and educational games for all grades.

           Edsoft H.K. has formed a strategic relationship with Learning Pathways Limited from the United Kingdom to market their advanced Learning Management System ("LMS") and anglicized K-12 content. Learning Pathways developed their system based on UK standards set by the UK Board of Education. These UK standards still apply to the English schools in Hong Kong. Edsoft H.K. is working with the Hong Kong Board of Education and several English schools to determine the appropriateness of this software for the Hong Kong market. This process will be completed later in 2001 and will identify the revenue potential for this product line to determine whether we should commence marketing and sales.

           Edsoft H.K. has just completed the localization of the user interface of the second generation products developed by Tengtu China and is in the process of packaging and pricing them for sale starting later in 2001.

           Edsoft H.K. is in discussions with several potential partners to enter into additional strategic alliances and joint ventures to provide capital and web service and technology expertise to enhance the functionality and expedite the commercial deployment of Web Schools and address additional geographical markets in the Southeast Asia area.

                                   TIC BEIJING

           TIC Beijing is our wholly-owned subsidiary which commenced operations in July, 1997. It now has five employees. TIC Beijing's primary business is to provide information technology services to the education and entertainment industries in China, focusing on animation and multimedia. Specifically, TIC Beijing has the capability to produce two and three dimensional animation, digital integration for television post-production and digital visual effects for movies. TIC Beijing provides its services to major television stations including Central China Television and Beijing Television.

           Recently, relatively inexpensive hardware and software for animation became available, making it very difficult for TIC Beijing, with its expensive equipment and larger and more expensive staff, to compete for most of the post-production work now available in China. In August 2000, TIC Beijing rented out its facilities and employees to an unaffiliated company for thirteen months at approximately RMB 100,000 ($12,082) per month to cover its fixed expenses, and reduced its payroll. Under this agreement, TIC Beijing has the right to use its equipment and personnel on two full days each week and during such other times as the lessee is not using the equipment and personnel. TIC Beijing believes that this is a sufficient amount of time to enable it to provide its share of the required contribution under its existing strategic alliance and to service its existing contractual arrangements. We are in discussions with other entities about leasing the facility upon expiration of that least in August 2001 and are reviewing the status of TIC Beijing.

           TIC Beijing's services are marketed by its own in-house marketing staff with contacts in the Chinese television and advertising industry and through attendance at trade shows and conferences. In addition, we plan to establish a connectivity and content partnership with TIC Beijing to migrate Internet-based applications for entertainment and multimedia applications.

           TIC Beijing has a license to operate its business from the Chinese government, which was granted by the Chinese Bureau of News on October 11, 1997 and is valid until October 10, 2017, and which is reviewed each year in accordance with standard Chinese government policy. There is no other significant government approval or regulation of its business.

           TIC Beijing has entered into an arrangement with the Guongdong Southern Natural Museum Co., Ltd., which is providing a portion of the production cost, to produce and market an initial total of 28 episodes of science programs. It is contemplated that additional episodes will follow. TIC Beijing has also entered into a joint venture with Boomstone Entertainment, Inc. and Crawleys i Inc. to initially co-produce 26 episodes of an animated television series, "Germs," to commence on the receipt of appropriate financing, of which there is no assurance. Distribution for Germs is planned for Asia, North America and Europe. The joint venture is also to develop and market ancillary products to Germs and other animation series.

                              ebiztengtu.com, Inc.

           On March 6, 2000, we formed ebiztengtu.com, Inc. in Delaware as a wholly owned subsidiary to focus on Internet related businesses but to date that subsidiary has been inactive.

                                   COMPETITION

           With respect to the development and sale of application software platforms to the K-12 market in mainland China, we are aware of the following competitors: IBM China, Novell China and companies marketing Linux based platforms. We have no information as to the nature and extent of their sales of application software platforms to the K-12 market. There are a number of domestic Chinese companies, as well as foreign companies, which produce individual software programs which can be utilized by teachers and students. We have no knowledge of their sales into the K-12 market at the school and school district level. Certain of these programs are marketed by other companies directly to the students and their parents, but this is not the market in which we are currently focusing. Tengtu United's competition, with respect to educational software programs for use in China, consists of numerous Chinese and foreign software manufacturers.

           Edsoft H.K.'s competition consists of the following. First, a local dealer in Hong Kong, SunTech, sells a product similar to the Digital Classroom which was adapted from a similar product sold in mainland China. Second, there are a number of Internet based web initiatives in Hong Kong which are similar to portions of Web Schools. None of the web initiatives however, offer all segments offered by Web Schools.

           TIC Beijing's competition consists of five local Beijing studios and a number of newly- formed independent post-production entities. However, none of these studios have both two and three dimensional animation and post-production facilities. In addition, TIC Beijing is the only studio that is foreign owned and believes it has easier access to foreign technology. Because of the reduction of the cost of hardware and software needed to produce animation, there are a number of small independent companies which have the capability to produce animation work, which does not require two- and three-dimensional animation, at a substantially lower cost than TIC Beijing. TIC Beijing therefore is now planning to become a producer, instead of only a post- production service provider, to re-establish its position as a leader in the Chinese animation industry.

                                    EMPLOYEES

           Exclusive of subsidiaries and our joint venture, we have three full time employees and six independent contractors. None of our revenues are derived from operations in the United States.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                             AGAINST FOREIGN PERSONS

           Although we are incorporated in the State of Delaware, seven of our eight directors are not residents of the United States. Only one officer is a resident of the United States. Therefore, investors wishing to sue our officers and directors can probably not effect service of process within the United States on those persons who are non-resident, and may have difficulty enforcing judgments obtained in U.S. courts against those foreign persons based upon the civil liability provisions of the U.S. federal securities laws. We have made no determination as to any such investor's ability to bring an original action in an appropriate foreign court to enforce liabilities against any non-resident of the United States based upon the U.S. federal securities laws or the investor's ability to enforce, in an appropriate foreign court, judgements of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

           We have filed with the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1, as amended, under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

           Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

           You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

           You may also read and copy any reports, statements or other information that we have filed with the SEC on Forms 10, 10-K, 10-Q and 8-K at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

(b) DESCRIPTION OF PROPERTY

           We do not own any significant physical properties. We have entered into a number of operating leases for office space. The minimum annual rental payments on these leases are as follows:

           YEAR ENDING
           JUNE 30,
           --------
           2001                   66,075
           2002                   51,340
           2003                      -0-
                                --------
           Total                $117,415
                                ========

           Rent expense for the years ended June 30, 2000, 1999 and 1998, and the nine months ended March 31, 2001 has been charged as follows:

                                                    YEAR ENDED JUNE 30,      NINE MONTHS
                                                                            ENDED MARCH 31,

                                        2000         1999         1998         2001
                                      --------     --------     ---------    --------
General and administrative expense   $   62,671   $   54,551   $  790,065   $   71,497
Research and development                      0            0      110,810          -0-
Selling expense                           6,281        8,900       79,531        2,174
Cost of sales                            33,945       52,114       72,257       44,777
                                     ----------   ----------   ----------   ----------
Total rent expense                   $  102,897   $  115,565   $1,052,663   $  118,448
                                     ==========   ==========   ==========   ==========

(c) LEGAL PROCEEDINGS

           Neither we nor our subsidiaries are currently a party to any material pending legal proceeding, nor do we know of any proceeding that any governmental authority may be contemplating against us.

(d) MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           The principal market where our common equity is traded is the over-the-counter Bulletin Board. The high and low bid prices of our common stock for each quarter within the last two fiscal years were:

                                    HIGH/ASK             LOW/BID
                                    --------             -------
1st Quarter 2000 -                  0.2500               0.1250
2nd Quarter 2000 -                  4.1875               0.2500
3rd Quarter 2000 -                  4.8750               1.8750
4th Quarter 2000 -                  2.6875               0.5625
1st Quarter 2001 -                  1.8000               0.5625
2nd Quarter 2001 -                  0.9688               0.2188
3rd Quarter 2001 -                  0.5312               0.2188
4th Quarter 2001 -                  1.3600               0.2500
1st Quarter 2002 -                  1.7900               1.2200

           The high and low bid prices for our common stock on July 31, 2001 were: $1.63 and $1.55.


           The above over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. These high and low bid quotations were obtained from America Online.


           As of July 30, 2001 there was one class of common equity held by approximately 414 holders of record, including those held in street name. No dividends have been declared during the last two fiscal years or the subsequent interim period.


           There are no restrictions which affect or are likely to affect our ability to pay dividends in the future. However, we do not expect to pay dividends in the foreseeable future.

           Assuming that the maximum number of shares are issued under the registration statement, the following chart summarizes the effect on the holdings of all current 5% shareholders, each director and all directors as a group:

                            CURRENT AMOUNT OF             CURRENT % OF                   % OF COMMON STOCK
                            COMMON STOCK                  COMMON STOCK                   BENEFICIALLY OWNED
DIRECTOR OR 5% HOLDER       BENEFICIALLY OWNED            BENEFICIALLY OWNED             AFTER ISSUANCE
-----------------------     -------------------           -------------------            ------------------
Pak Kwan Cheung (1)             4,170,750                            9.15                       4.43
Director

Jing Lian (2)                   1,170,750                            2.57                       1.24
Director

John D. Watt (3)                  112,000                            0.24                       0.12
Director

Michael Nikiforuk (4)              99,000                            0.22                       0.11
Director

Zhang Fan Qi                    1,035,714                            2.27                       1.10
Director

Gordon Reid (5)                   393,224                            0.86                       0.41
Director

Barry Clark (6)                   797,500                            1.75                       0.85
Director

All officers and directors
as a group (8 persons)          7,648,714                            16.77                      8.12

Orion Capital Inc.             10,756,067 (7)                        23.59                     11.43


           (1) Includes 300,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.

           (2) Includes 300,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.

           (3) Includes 75,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan and 70,000 shares held by Orion Capital, Inc. as collateral for a mortgage on his residence.

           (4) Includes 75,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan, but excludes 350,000 shares transferred to a trust administratered by an unaffiliated third party and in which he disclaims any beneficial interest.

           (5) Includes 75,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.

           (6) Includes 300,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.

(7) Excludes 70,000 shares owned by John D. Watt which are pledged as collateral for a mortgage obtained on the purchase of his home as to which Orion otherwise disclaims any beneficial interest.


(e) FINANCIAL STATEMENTS

           Financial Statements are included on Pages F-1 through F-17.

           The Table of Contents to the Financial Statements is as follows:

Consolidated Balance Sheets at June 30, 2000 and 1999 and
      March 31, 2001 (Unaudited)                                     F-2

Consolidated Statements of Operation for the years ended June 30, 2000,
     1999 and 1998 and for the nine months ended March 31, 2001
     and 2000 (Unaudited)                                            F-3

Consolidated Statements of Stockholders' Deficit for the years ended June 30, 2000, 1999 and 1998 and for the nine months
     ended March 31, 2001 (Unaudited)                                F-4 to F-5

Consolidated Statements of Cash Flows for the years ended
     June 30, 2000, 1999 and 1998 and for the nine months ended
     March 31, 2001 and 2000 (Unaudited)                             F-4

Unaudited Summary of Accounting Policies and Notes to
     March 31, 2001 Consolidated Unaudited Financial Statements      F-5 to F-16

Notes to Financial Statements                                        F-3 to F-17



--------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three fiscal years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2000 in conformity with United States generally accepted accounting principles.

The accompanying statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $4,701,285 for the year ended June 30, 2000, used cash in operations of $1,185,677 and, as of that date, had a working capital deficiency of $2,886,444. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                    Moore Stephens, P.C.
                                                    Certified Public Accountants


New York, New York
August 28, 2000



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET


                                                 AS AT                     AS AT             AS AT
                                               JUNE 30, 2000           JUNE 30, 1999     MAR 31, 2001
                                               -------------           -------------     ------------
           ASSETS                                                                       (UNAUDITED)

CURRENT ASSETS
     Cash and cash equivalents                    $    919,091              115,552         327,856
     Accounts receivable, net of allowance for
           doubtful accounts of $200,997                36,009               50,625          25,251

     Due from related party                            170,123              323,287       2,603,908
     Prepaid expenses                                    3,715               29,903         264,965
     Inventories                                        18,071               34,448               0
     Other receivables                                   5,588               13,346          80,732
                                                  ------------         ------------    ------------
                     Total Current Assets            1,152,597              567,161       3,302,712

PROPERTY AND EQUIPMENT, net                            967,840            1,205,760         771,141


INVESTMENTS AT EQUITY                                        0               80,147               0

OTHER ASSETS
     Notes receivable                                   71,940                    0          71,940

     Advance to director                                60,011                    0          82,511
     License fees                                      125,000                    0         106,250
   Other assets                                         30,454               58,844          10,325
                                                  ------------         ------------    ------------
                                                       287,405               58,844         271,026
                                                  ------------         ------------    ------------

TOTAL ASSETS                                      $  2,407,842            1,911,912       4,344,879
                                                  ============         ============    ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable                             $  1,690,658            1,475,409       1,857,002
     Accrued expenses                                  419,160              404,776         635,739
     Loan Payable, net of discount                           0                    0         994,983
     Convertible promissory note                             0                    0       1,000,000

     Related party loan payable                        100,000                    0         219,488
     Due to related party consultants                1,415,026            1,059,549       1,795,026
     Other liabilities                                 414,197               47,930         991,784
                                                  ------------         ------------    ------------
                     Total Current Liabilities       4,039,041            2,987,664       7,494,022
                                                  ------------         ------------    ------------

OTHER LIABILITIES
     Related party loans payable                       255,490                    0         255,490
     Convertible debenture, net of discount          1,194,334                    0       1,253,529
                                                  ------------         ------------    ------------
                                                     5,488,865            2,987,664       9,003,041
                                                  ------------         ------------    ------------

STOCKHOLDERS' DEFICIT
     Preferred stock, par value $.01 per share;
    authorized 10,000,000 shares;
    issued -0- shares
     Common stock, par value $.01 per share;
   authorized 100,000,000 shares;
   issued [how many?]shares                            238,907              194,777         242,597
     Additional paid in capital                     11,871,444            9,220,096      12,690,619
     Accumulated deficit                           (15,184,374)         (10,483,089)    (17,587,731)
     Accumulated Other Comprehensive
         Income (Loss):
     Cumulative translation adjustment                  (6,216)              (6,752)         (2,863)
                                                  ------------         ------------    ------------
                                                    (3,080,239)          (1,074,968)     (4,657,378)

     Less: Treasury stock, at cost,
         78,420 common shares                             (784)                (784)           (784)
                                                  ------------         ------------    ------------
           Total Stockholders' Deficit              (3,081,023)          (1,075,752)     (4,658,162)

TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT                             $  2,407,842            1,911,912       4,344,879
                                                  ============         ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                 For The Year   For The Year   For The Year   Year-To-Date      Year-To-Date
                                 Ended 06/30/00 Ended 06/30/99 Ended 06/30/98 7/1-03/31/01      7/1-3/31/00
                                --------          --------        -----------  -----------      ------------
                                                                             (Unaudited)         (Unaudited)
SALES                            $ 358,026      624,121        3,233,170      2,953,704            187,723
COST OF SALES                      506,864      769,608        3,010,160      1,981,186            335,228
                                 -----------------------------------------------------------------------------------
GROSS INCOME                      (148,838)    (145,487)         213,010        972,518           (147,505)
                                 -----------------------------------------------------------------------------------

OPERATING EXPENSES
  Research and development              -0-         1,440          511,889           -0-               -0-
  General and administrative      1,537,833       699,582        3,410,907     1,913,994         1,310,018
  Related party consultants       1,492,813       774,870              -0-       748,686           410,000
  Bad debts (recovery) expense       (8,984)      143,347           66,898           -0-               -0-
  Advertising                        28,991            19          128,709           -0-               -0-
  Selling                            74,819        52,671          298,396       451,963            41,468
  Depreciation                       58,698        43,217           97,858        40,560            12,033
  Write down of goodwill                 -0-          -0-          180,000           -0-               -0-
                                 -----------------------------------------------------------------------------------
                                  3,184,170     1,715,146        4,694,657    3,155,203           1,773,519
                                 -----------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee       (80,147)      (65,274)          18,967          -0-             (84,640)
  Interest income                    22,641         3,923           22,578        9,258              12,385
  Interest expense               (1,311,372)          -0-              -0-     (229,930)         (1,175,611)
  Other income                        2,240        35,585           38,088          -0-                 -0-
  Other expense                     (29,839)          -0-              -0-          -0-                 -0-
                                  -----------------------------------------------------------------------------------
                                  (1,396,477)     (25,766)          79,633      (220,672)        (1,247,866)
                                  -----------------------------------------------------------------------------------
LOSS BEFORE MINORITY INTERESTS    (4,729,485)   (1,886,399)     (4,402,014)   (2,403,357)        (3,168,890)
MINORITY INTERESTS IN
SUBSIDIARY'S EARNINGS (LOSS)         (28,200)           -0-            -0-           -0-                -0-
                                  -----------------------------------------------------------------------------------
NET LOSS                          $(4,701,285)  (1,886,399)      (4,402,014)  (2,403,357)        (3,168,890)
                                  ===================================================================================
NET LOSS PER COMMON SHARE
     (Basic and Diluted)          $      (0.23)      (0.10)            (.23)        (.10)              (.16)


WEIGHTED AVERAGE NUMBER OF SHARES  20,863,271   18,813,545         18,813,545  24,072,849        19,812,516

              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                     (INFORMATION FOR THE NINE MONTHS ENDED
                          MARCH 31, 2000 IS UNAUDITED)



ACCUMULATED
                                     COMMON STOCK          ADDITIONAL                                              OTHER
                                     ------------           PAID-IN        COMPREHENSIVE    ACCUMULATED        COMPREHENSIVE
                                  SHARES       AMOUNT       CAPITAL         INCOME(LOSS)      DEFICIT          INCOME(LOSS)
                                  ------       ------       -------         ------------      -------          ------------

Balance-June 30,1997             18,797,107  $ 187,972   $  9,399,678                      $ (4,194,676)     $   (15,631)

Issuance of common stock
  in exchange for services
 at fair value-June 19, 1998        500,000      5,000         (5,000)            -0-           -0-                 -0-

Amortization of deferred
compensation related to
stock options issued in
year ended June 1997                   --          -0-            -0-             -0-           -0-                 -0-

Other                                  --          -0-            (27)            -0-           -0-                 -0-

Other Comprehensive income:
 Foreign currency adjustment           --          -0-            -0-      $    6,296           -0-                6,296

Comprehensive Income:
 Net loss                              --          -0-            -0-      (4,402,014)       (4,402,014)            -0-
                                                                         -------------
Comprehensive Income                                                      $(4,395,718)
                                 ----------  ---------   ------------    =============     ------------    -------------


Balance-June 30,1998             19,297,107    192,972      9,394,651                        (8,596,690)          (9,335)

Issuance of common stock
  related to deferred
  Compensation                      180,500      1,805          8,258             -0-           -0-                 -0-

Amortization of deferred
 compensation related to
 stock options and common
 stock for services                    --          -0-            -0-             -0-           -0-                 -0-

Other Comprehensive Income:
 Foreign currency adjustment           --          -0-            -0-       $   2,583           -0-                2,583
Comprehensive Income:
 Net loss                              --          --             --       (1,886,399)       (1,886,399)            --
                                                                         -------------
Comprehensive Income                                                     $ (1,883,816)
                                 ----------  ---------   ------------    =============     ------------    -------------

Balance-June 30, 1999            19,477,607  $ 194,777   $  9,402,909                      $(10,483,089)   $      (6,752)
                                 ==========  =========   ============                      ============    =============


Issuance of common stock            963,000      9,630        166,095             -0-           -0-                 -0-
Issuance of common stock
for promissory notes                330,000      3,300         68,640             -0-           -0-                 -0-
Issuance of common stock
for services                      3,120,000     31,200        733,800             -0-           -0-                 -0-
Amortization of deferred
compensation related to
stock options and common
stock for services                    -             -0-            -0-            -0-           -0-                 -0-
Paid-in capital related to
beneficial conversion feature-
debenture                            -              -0-     1,153,846             -0-           -0-                 -0-
Paid-in capital related to
detached warrant-
debenture                            -              -0-       346,154             -0-           -0-                 -0-
Other Comprehensive Income-
Foreign currency adjustment          -              -0-            -0-           536            -0-                536
Comprehensive Income:
Net loss                             -               -               -    (4,701,285)   (4,701,285)                   -
                                                                          -----------
                                                                          (4,701,749)
                                 ==========  =========   ============                   ============        =============
Balance June 30, 2000            23,890,607    238,907     11,871,444                  (15,184,374)            (6,216)

Issuance of Common Stock            285,714      2,857         97,143             -0-           -0-                 -0-

Issuance of Common Stock
 for services                        83,336        833         40,835             -0-           -0-                 -0-
Options Granted in Lieu of
 Cash Payment for Interest            -             -          10,661             -0-           -0-                 -0-
Paid-in Capital related to
 detached warrants                    -             -         670,536             -0-           -0-                 -0-
Other Comprehensive Income:
Foreign currency adjustment           -             -              -0-         3,353            -0-              3,353
Comprehensive Income:
Net Loss                            -              -              -0-      (2,403,357) (2,403,357)
                                                                           (2,400,004)
                                                                           ===========
Balance March 31, 2001           24,259,657    242,597     12,690,619                  (17,587,731)            (2,863)
(unaudited)                      ==========  =========   ============                   ============        =============








                                                 TREASURY    UNAMORTIZED      STOCK-
                                                 STOCK A      DEFERRED        HOLDERS'
                                                   COST     COMPENSATION      EQUITY
                                                   ----     ------------      ------
Balance-June 30,1997                            $    (784)  $  (770,313)   $ 4,606,246

Issuance of common stock
  in exchange for services
 at fair value-June 19, 1998                           -0-        -0-            -0-

Amortization of deferred
compensation related to
stock options issued in
year ended June 1997                                   -0-      293,750        293,750

Other                                                  -0-        -0-              (27)

Other Comprehensive income:
 Foreign currency adjustment                           -0-        -0-            6,296

Comprehensive Income:
 Net loss                                              -0-        -0-       (4,402,014)
                                                 ---------      -------     -----------
Comprehensive Income


Balance-June 30,1998                                 (784)     (476,563)        504,251

Issuance of common stock
  related to deferred
  Compensation                                         -0-        -0-            10,063

Amortization of deferred
 compensation related to
 stock options and common
 stock for services                                    -0-      293,750         293,750

Other Comprehensive Income:
 Foreign currency adjustment                           -0-                        2,583
Comprehensive Income:
 Net loss                                              --          --        (1,886,399)

                                                ----------  -----------    ------------
Comprehensive Income

Balance-June 30, 1999                           $    (784)  $  (182,813)   $ (1,075,752)
                                                =========   ===========    ============
Issuance of common stock                                0             0         175,725
Issuance of common stock
for promissory notes                                    0             0          71,940
Issuance of common stock
for services                                            0             0         765,005
Amortization of deferred
compensation related to
stock options and common
stock for services                                      0       182,813         182,813
Paid-in capital related to
beneficial conversion feature-
debenture                                               0             0       1,153,846
Paid-in capital related to
detached warrant-
debenture                                               0             0         346,154
Other Comprehensive Income-
Foreign Currency adjustment                             0             0             536
Comprehensive income:
Net Loss                                                -             -      (4,701,285)
                                                   -----------  ----------  -------------
Balance June 30, 2000                                (784)            0      (3,081,023)
                                                  ============ =========== ==============





Issuance of Common Stock                        $       0   $         0    $    100,000
Issuance of Common Stock
 for services                                           0             0          41,668
Options Granted in Lieu of
 cash payment for interest                              0             0          10,661
Paid-in Capital related to
 detached warrants                                      0             0         670,536
Other Comprehensive Income:
Foreign Currency Adjustment                             0             0           3,353
Comprehensive Income:
Net Loss                                                0             0      (2,403,357)
                                                        0             0      (2,400,004)
Balance March 31, 2001                               (784)            0      (4,658,162)
                                                  ============ =========== ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                          For The Year   For The Year   For the Year Year-To-Date   Year-To-Date
                                         Ended 06/30/00 Ended 06/30/99 Ended 06/30/98 7/1/00-3/31/01 7/1/99-03/31/00
                                         --------------  -------------  ------------ -------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                  $ (4,701,285) $(1,886,399)    $(4,402,014)   $(2,403,357)    (3,168,890)
Adjustments to reconcile net loss to
 net cash used by operating activities
   Depreciation and amortization               266,614     292,808         289,613         217,515        172,826
   Provision for (Recovery of)
      Bad Debt                                  (8,984)    143,081          66,900
   Loss on Investment at equity                 80,147      65,274           3,560             -0-         80,147
     Noncash loan conversion to shares             -0-         -0-             -0-         100,000            -0-
   Noncash compensation expense on
     shares issued for services                947,813     303,813         243,750          41,668        372,563
   Noncash compensation expense on
     granting of stock options                     -0-         -0-          50,000          10,661         53,625
   Noncash paid-in capital-warrants                -0-         -0-             -0-         564,466            -0-
   Noncash paid-in capital -
     convertible debenture                         -0-         -0-             -0-             -0-      1,153,846
   Noncash interest expense -
     convertible debenture                   1,194,334         -0-             -0-          59,119            -0-
   Write-Down of Goodwill                          -0-         -0-         180,000             -0-            -0-
   Changes in operating assets
   and liabilities
     Decrease(Increase)
     on operating assets:
       Accounts receivable                      22,398      (76,644)        79,738          10,758         28,008
       Due from related party                  138,208       (2,762)      (258,819)     (2,433,785)        26,734
       Prepaid Expenses                         26,188        5,307        559,611        (261,250)        (6,199)
       Inventories                              16,377      191,164        248,840          18,071         16,815
       Advances to Suppliers                       -0-      122,415        180,908
       Other receivables-current                 7,757       13,382         88,097         (60,686)        (8,677)
       Due from investee                           -0-       50,000        (50,000)
       Advance to director                     (30,011)     (30,000)           -0-         (22,500)        (7,500)
       Advance                                     -0-          -0-         50,228
       Other assets                             28,390      (44,307)        14,147          20,129         45,700

     Increase (Decrease) on operating liabilities:
         Accounts Payable                       90,249       87,615      1,084,875         166,344        154,815
       Accrued expenses                         14,384       53,019       (262,052)        216,579              0
       Due to related party                        -0-          -0-        (49,756)        119,488              0
       Due to related party consultants        355,477      481,124        518,931         380,000        427,591
       Other liabilities                       366,267       (1,768)      (24,430)         577,587           (156)
                                            ---------------------------------------------------------------------
   Net Cash Used by Operating Activities    (1,185,677)    (232,878)   (1,387,873)      (2,679,193)      (658,752)
                                            ---------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Property and equipment            (42,535)     (63,959)     (945,135)         (2,066)         1,367
 Charge from Consolidation to
    Equity for Accounting for Investee             -0-          -0-       (43,669)
                                             ---------------------------------------------------------------------
     Net Cash Used by Investing Activities     (42,535)     (63,959)     (988,804)         (2,066)         1,367
                                             ---------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from loans                         1,858,064          -0-           -0-       2,086,671       1,883,220
 Cash Received for Shares Issued               175,725          -0-           -0-
                                             ---------------------------------------------------------------------
 Net Cash Provided by Financing Activities  2,033,789           -0-           -0-       2,086,671       1,883,220

EFFECT OF EXCHANGE RATE CHANGES ON CASH        (2,038)        2,583         3,867           3,353         (30,284)
                                            ----------------------------------------------------------------------
INCREASE(DECREASE) IN CASH
      AND CASH EQUIVALENTS                    803,539      (294,254)    (2,372,810)      (591,235)      1,195,551

CASH AND CASH EQUIVALENTS,
beginning of year                             115,552       409,806      2,784,563        919,091         115,552
                                            ----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of year $      919,091   $   115,552        411,753        327,856       1,311,103
                                            ======================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited

1.   The Company

     Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a Development Stage Enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee, are the development and marketing of educational software and other forms of electronic publishing in China, Hong Kong and Canada.

2.   Going Concern

     The independent auditor's report for our financial statements for the year ended June 30, 2000 states that because of the significant net loss of $4.7 million, negative cash flows from operations of $1.2 million and a working capital deficit of $2.9 million, that as of June 30, 2000, there is substantial doubt about our ability to continue as a going concern. A "going- concern" opinion indicates that the financial statements have been prepared assuming we will continue as a going-concern. Management has addressed the going concern opinion with a plan of equity and debt financing resulting in the sale of $2,000,000 principal amount of debentures to Orion Capital Incorporated ("Orion") in December 2000 and March 2001 and the private placement of common stock raising $3,978,200. At the closing of this private placement Orion converted all its debentures and accrued interest thereon into our common stock. Management also anticipates near-term profits from the sale of our Total Solution product, profits from future sales of our products, our Microsoft China distributorship and sales from our Edsoft Platforms (H.K.) Ltd. subsidiary ("Edsoft H.K.").

3.   Significant Accounting Policies

     a)    Principles of Consolidation

           The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. For the nine months ended March 31, 2001 and the year ended June 30, 2000, the consolidated financial statements include two new subsidiaries.
 Significant intercompany balances and transactions have been eliminated on consolidation.

           The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

           In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

     b)    Use of Estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)
c)    Revenue Recognition

           Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

           Revenue from software license fees is recognized on a straight-line basis over the term of the license.

           Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

           The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

     d)    Inventories

           Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

     e)    Long-lived Assets

           Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets. Other long-lived assets are amortized using the straight-line method over the contract life or the useful life, whichever is shorter.

     f)    Cash Equivalents

           The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

     g)    Income Taxes

           The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

           The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

     h)    Loss per Share

           Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents for the reported periods, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)


    i)    Advertising Expense

           The Company expenses advertising costs as incurred.

     j)    Impairment

           The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment.

     k)    Foreign Currency Transactions/Translation

           The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary uses the Hong Kong dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

           Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

           Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

           The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

     l)    Accumulated Other Comprehensive Income

           Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

     m)    Stock-based Compensation

           On July 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

     n)    Software Costs

           Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)

4.   Property and Equipment

     Property and equipment is comprised as follows:

                                            March 31                     June 30
                                            --------           -------------------------
                                              2001               2000                1999
                                              ----               ----                ----

     Computer hardware                      $  131,761         $  131,590          $  106,097
     Computer software                           9,057              9,057               9,057
     Furniture and fixtures                     53,770             53,770              45,479
     Automobiles                               206,553            206,553             206,553
     Office equipment                          117,870             95,528              89,369
     Leasehold improvement                      29,061             29,061              27,137
     Idle equipment                             73,305             73,305              73,305
     Production equipment                    1,258,445          1,258,445           1,256,574
                                            ----------         ----------          ----------
     Total at Cost                           1,879,822          1,857,309           1,813,571
     Less: accumulated depreciation         (1,108,682)          (889,469)           (607,811)
                                             ---------         -----------         ------------
     Net Property and Equipment             $  771,140         $  967,840          $1,205,760
                                            ==========         ===========         ============

Depreciation charged to operations for the years ended June 30, 2000, 1999 and 1998, was $266,614, $292,808 and $289,729, respectively, of which $207,916,
$214,601 and $191,871 was included in cost of sales for the years ended June 30, 2000, 1999, and 1998. Depreciation charged to operations for the nine months ended March 31, 2001 and 2000 was $217,515 and $172,826, respectively, of which $40,560 and $12,033 was included in cost of sales.

5.   Impairment of Goodwill

     During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the loss for the year ended June 30, 1998 and the necessary revisions to the projected future undiscounted cash flows, there was no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

6.   License Fees

     On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, nonexclusive license right to promote and otherwise market Netopia's web site product and service to the Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement of $125,000 is being amortized on a straight-line basis over five years. Amortization for the nine months ended March 31, 2001 was approximately $18,750. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.

7.   Long Term Debt

     On December 23, 1999, the Company received cash of $l,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of Tengtu's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The purchaser of the Debenture and Warrant is Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle") . The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 9% at June 30, 2000 and 8.5% at March 31, 2001).

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)

     The Debenture is convertible into Tengtu's Common Stock at a conversion price of $.50 during the first year, $1.00 during the second year, $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's Common Stock at the then existing market price minus twenty percent.

     The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's Common Stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant, the Company and Top Eagle entered into an Investor Rights Agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to U.S.$3.5 million and receive additional warrants on substantially the same terms. Top Eagle did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

     Because no portion of the price paid by Top Eagle was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to Top Eagle, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million) . The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

     On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

     A group of private investors, in July 1999, advanced approximately $250,000 into Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

8.   Income Taxes

     For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

     The Company has accumulated approximately $9,055,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2005 to 2020.

     Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

     As the Company is not liable for either current or deferred income taxes, no provision is shown on the statements of operations for the reported periods. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $4,098,000 at March 31, 2001, $3,079,000 and $1,813,000
at June 30, 2000 and 1999, due principally to net operating losses. A valuation allowance of identical amounts has been recorded for all reported periods as the

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)

Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $1,019,000 during the nine months ended March 31, 2001 and $1,266,000 and $327,000 during the years ended June 30, 2000 and 1999. The Company's Hong Kong subsidiary has recorded a deferred tax asset of approximately $55,400 at June 30, 2000, totally offset by a valuation allowance due to the uncertainty of realization.

       The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

     The net operating losses for the Company's Chinese joint venture and subsidiaries total approximately $6,700,000. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2005. The net operating loss for the Hong Kong subsidiary is approximately $365,000 at June 30, 2000 and expires only if there is an ownership change.

9.   Concentration of Credit Risk

     The Company operates through subsidiaries located principally in Beijing, China, Hong Kong and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in these geographic regions.

     The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

     The Company established an allowance for doubtful accounts of $200,997 at March 31, 2001, and $209,981 and $200,097 at June 30, 1999 and 2000,
respectively. The Company believes any credit risk beyond these amounts would be negligible.

     At June 30, 2000 and 1999, the Company had approximately $815,700 and $967,000 in cash in banks uninsured.

     The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

     At June 30, 1999, no customer accounted for more than 10% of accounts receivable. At March 31, 2001, no customer accounted for more than 10% of accounts receivable. For the fiscal years ended June 30, 1999 and 2000, no customer accounted for more than 10% of total sales. For the nine months ended March 31, 2001, no customer accounted for more than 10% of total sales.

10.        Commitments and Contingencies

     a) The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

                     Year Ending
                     June 30,
                     -----------

                     2001                           $ 66,075
                     2002                             51,340
                                                    --------
                     Total                          $117,415
                                                    ========

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)





Rent expense for the years ended June 30, 2000, 1999 and 1998 has been charged as follows:

                                                           June 30,
                                           ------------------------------------------
                                           2000            1999          1998
                                           ----------      ----------    -----------

     General and administrative expense    $   62,671      $   54,551     $  790,065
     Research and development                      -               -         110,810
     Selling expense                            6,281           8,900         79,531
     Cost of sales                             33,945          52,114         72,257
                                           -----------     -----------   -----------
     Total rent expense                    $  102,897      $  115,565    $ 1,052,663
                                           ===========     ===========   ===========


The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:

           Year Ending
           June 30,
           -----------
           2001                         $ 248,400
           2002                           218,400
           2003                           128,400
           2004                           128,400
           2005                            42,800
                                          -------
                                        $ 766,400
                                          =======

           b) The Company leased office space under an operating lease expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability of $538,000 is included in accounts payable at June 30, 2000.

           c) The Company is committed to contribute $6,000,000 to the joint venture and to begin making deferred compensation payments to its related party consultants [See Note 3] upon the completion of its next major financing. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's board of directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

11.        Related Party Transactions

     Due to the continued downsizing of the staff of the joint venture [See Note 2], the operations of the venture during the year ended June 30, 2000 were carried out by the minority interest holder. At June 30, 2000, the joint venture had a receivable balance of $170,123. At June 30, 1999, the joint venture had a receivable balance from the minority interest holder of $293,287. The Company advanced $30,000 to one of the officers during the year.

     For the years ended June 30, 2000, 1999 and 1998, the Company incurred consulting and related expenses of approximately $1,493,000, $787,400 and $952,700 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred in either fiscal year.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)

     Of the total expenses incurred, approximately $182,800 in 2000 and $243,750 for both 1998 and 1999 represent the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

     In January 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. If Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of the Company's common stock at the closing price on the day the capital is received by the Company.

     On September 9, 1999 a Company director loaned $100,000 to the Company. The loan bears interest at 6% per annum and is due in twelve months. The loan is convertible at the option of the Company director at the rate of $.35 per share, or into an aggregate of 285,714 shares of the Company's common stock. The loan is guaranteed by another director of the Company. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature.

12.        Stock Options

     The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the Company.

     The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March 1999 (1997 Plan):

           Pak Cheung, Chairman and CEO                300,000 shares
           Barry Clark, President and Director         300,000 shares
           Jack Lian, Director                         300,000 shares
           Hai Nan, Director                           300,000 shares
           Xiao Feng Lin, President, Tengtu United     300,000 shares
           Greg McLelland, Vice President              150,000 shares *
           Simon Hui, VP Finance and Controller         75,000 shares
           Michael Meakes, VP - Iconix                  50,000 shares
           Other Employees                             300,000 shares **
           Gordon Reid, Director                        75,000 shares
           John Watt, Director                          75,000 shares
           Michael Nikiforuk, Director                  75,000 shares
                                                       -----------------
                     Total                             2,300,000 shares
                                                       -----------------

Simon Hui (75,000 shares) and other employees (180,000 shares) exercised options during the year ended June 30, 2000.

           * On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

           **        To various employees of TIC Beijing and Tengtu United who
are not officers or directors of the Company.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)



     The shortfall in the 1997 Plan was made up from shares included in the 1999 Plan.

     The following were granted stock options under the 1999 Plan and exercised them during the year ended June 30, 2000:

           Simon Hui, VP Finance and Controller               75,000 shares

     All of the stock options granted under the 1997 Plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of the grant. The Board of Directors determines the life, but has not yet done so for the options granted.

     For the year ended June 30, 2000 certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

     On August 1, 1999 the Company entered into a one year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the Company, each representing 50,000 common shares of the Company. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

     The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:

                                                            Weighted
                                                            Average
                         Exercise      Outstanding          Contractual    Exercisable at
                         Price         at June 30,2000      Life           June 30, 2000


           Options       $.218          2,045,000          8.5 years        2,045,000

           Warrants      $.750             50,000          4.08 years          50,000

           Warrants      $1.50             50,000          4.58 years          50,000


     Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of the grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 2000, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of the grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the year ended June 30, 1999.

     Had the Company elected to recognize compensation expense for all options granted using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)


                                                    Years ended
                                                       June 30,
                                       -----------------------------------------
                                           2000           1999         1998
                                           ----           ----         ----

     Net Loss as Reported              $(4,701,285)   $(1,886,399)  $(4,402,014)
     Pro Forma Net Loss                $              $(2,176,401)  $(4,416,348)
     Loss Per Share as Reported        $      (.23)   $      (.10)  $      (.23)
     Pro Forma Loss Per Share          $              $      (.11)  $      (.23)

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000, for the year ended June 30, 1999.

     The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                                                              June 30, 1999
                                                              -------------

     Risk Free Interest Rate                                       4.5
     Expected Life                                                 2.0
     Expected Volatility                                          13.7
     Expected Dividends                                           None

13.        Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

     For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of long-term debt was determined based on current rates at which the Company could borrow funds with similar remaining maturities, which amount approximates its carrying value.

14.        Statements of Cash Flows Supplemental Disclosures

     For the year ended June 30, 1998, the Company issued common stock valued at $10,063 in exchange for services. For the year ended June 30, 2000, the Company has issued 3,120,000 shares of common stock in lieu of cash payments for certain services rendered. The value of such services was approximately $765,000. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the Company.

     There were no cash payments of interest expense for the years ended June 30, 1999 and 1998 and for the nine months ended March 31, 2001 and 2000.

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)


15.        Authoritative Pronouncements

     The Financial Accounting Standards Board ["FASB"] issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

     SFAS No. 133, as amended by SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. The provisions of SFAS No. 133 are not to be applied retroactively to the financial statements of prior periods. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the Company's consolidated result of operations, financial position, or cash flows.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". Among other issues, this Interpretation clarifies (a) the definition of employees for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company has adopted this pronouncement.

     The FASB expects to issue Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets.

     These statements change the accounting for business combinations and goodwill in two significant ways. First, Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Second, Statement 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of the statement, which for the Company will be July 1, 2001. The Company expects that adoption will not have a material impact on its financial statements.

16.        Allowance For Bad Debts

     For the
     Year                      Charged     Charged to
     Ended       Balance-           To     Other                       Balance-
     June 30,    Beginning     Expense     Accounts      Deductions    Ending
     --------    ---------     -------     ----------    ----------    --------

     2000         $209,081     $ (8,984)   $   ----      $   ----      $200,097
     1999         $ 66,900     $143,081    $   ----      $   ----      $209,081

17.        Relative Party Transactions

     On April 1, 2000, the Company entered into a contract with a consultant which terminates on April 2002. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 common shares of the Company under a vesting schedule which coincides with that of the contract, and two options to purchase the Company's common stock for $1 per share. Both options represent 37,500 shares. The first option will be granted by December 1, 2000 and the second option after December 1, 2000 and before April 1, 2001.

     The employment contract of Simon Hui, our VP Finance and Controller, was approved by the Board of Directors on October 30, 2000. Pursuant to that contract, Mr. Hui was granted 150,000 shares of the Company's common stock for which a charge to compensation expense of $79,650 and a retroactive bonus of $39,404 were accrued at the quarter ended December 31, 2000 and remain unpaid as at March 31, 2001. The common shares were issued to Mr. Hui subsequent to year end (see Subsequent Event note below).

                   Tengtu International Corp. and Subsidiaries
                   Notes to Consolidated Financial Statements
                 Information as of and for the nine months ended
                      March 31, 2000 and 2001 is Unaudited
                                   (continued)



18.        Unaudited Interim Statements

           The financial statements as of and for the nine months ended March 31, 2001 and 2000 are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been made. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

19. Subsequent Events - Unaudited [Subsequent to the Date of the March 31, 2001 unaudited financial statements]

           In April 2001, the Company issued 333,333 shares of common stock to Orion for $107,000. On June 14, 2001, the Company issued 13,260,669 shares of common stock in a private placement pursuant to Regulation S for $3,978,200. Concurrent with this closing, the Orion debentures, including $56,515 in accrued interest thereon, were converted into 6,870,863 shares of our common stock. All warrants issuable in connection with these debentures were cancelled.

           Pursuant to the contract with our former VP Finance and Controller, 150,000 common shares were issued to him on June 15, 2001. On July 9, 2001, Swartz exercised a portion of the commitment warrants issued to it and purchased 100,000 shares of our stock at $.285 per share.

(f) SELECTED FINANCIAL DATA

           THE FOLLOWING IS SELECTED SUMMARY FINANCIAL INFORMATION FOR THE PAST FIVE YEARS OF OUR OPERATIONS PRESENTED ON A CONSOLIDATED BASIS.

                                                    FOR THE FISCAL YEAR ENDED JUNE 30,

                                      2000         1999           1998           1997          1996
                                    --------     -------         --------      --------      --------

Total Assets                     $ 2,407,842   $ 1,911,912     $ 2,871,926    $ 5,763,961  $   750,576

Total Sales                          358,026       624,121       3,223,170      2,135,066            0

Income (loss) from                (4,701,285)   (1,886,399)     (4,402,014)    (3,929,390)     (12,239)
Continuing Operations

Income (loss) from Continuing           (.23)         (.10)           (.23)          (.22)      (.0001)
Operations per Common Share

Dividends Declared per                     0             0               0              0            0
Common Share

(g)  SUPPLEMENTARY FINANCIAL INFORMATION

Selected Quarterly Financial Data

           The following supplementary financial information is provided for the periods since we have been required to report on Form 10-Q.


                                                              Fiscal Quarter Ended

                                March 31,    December 31,  September 30,  June 30,   March 31,
                                  2001          2000           2000         2000       2000

Total Sales                     $1,450,875     359,379     $1,143,446    $ 170,303  $ 24,498

Gross Profit (loss)                818,748      46,291        107,478       (1,333) (115,410)

Income (loss) before              (238,776) (1,566,746)      (597,835)    (782,395) (838,073)
extraordinary items

Income (loss) from continuing         (.01)      (0.07)          (.03)        (.03)     (.04)
operations per common share


(h) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes, which are included elsewhere in this prospectus.

OVERVIEW

           Tengtu International Corporation was incorporated in Delaware on May 6, 1988 for the purpose of seeking potential ventures. After operating as a development stage enterprise through 1991, the Company became inactive and remained so until May, 1996, when control was acquired by us. The Company's operations are carried out through a joint venture, Tengtu United, and four subsidiaries, TIC Beijing (100% owned by us), Edsoft Canada (60.2% owned by us) and Edsoft H.K. (100% owned by Edsoft Canada).

           Working with key ministries of the government of China, Tengtu intends to become the primary supplier in the emerging and converging fields of interactive classroom instruction and electronic publishing distance learning in China and help create a central content service for Chinese K-12 schools. Chinese speaking countries are a significant pre-college education market.

           While initiatives are already underway in electronic publishing and distance learning, we have initially been concentrating our efforts and limited resources to implement Phase One of Operation Morning Sun, which is installing our interactive classroom software package, the Tengtu Total Solution, into K-12 schools in China in collaboration with Microsoft (China), Ltd.

           In the initial implementation of Phase One of Operation Morning Sun, we encountered unforeseen difficulties in finding and employing enough skilled trainers for systems administrators and classroom teachers. This caused a delay in acceptance of the Total Solution by the schools. We believe this problem has been solved and we began installing a substantial number of our Total Solution platform under Operation Morning Sun in the quarter ended March 31, 2001. By June 30, 2001, we had installed approximately 3,000 Total Solution platforms to complete Phase I of Operation Morning Sun. We are now starting work on Phase II of Operation Morning Sun, which calls for the installation of 15,000 Total Solution packages by March 31, 2002.

           Under the terms of our standard contract, each school signs off on software only when training in the use of the Total Solution of operating personnel is completed. Under United States Generally Accepted Accounting Principles, we cannot record sales, even when the product has been billed, shipped, delivered to and installed in the school, until acceptance by the school, which is normally after the completion of training. However, management believes that in these cases, sales are not lost but delayed or deferred, because at this time the Chinese Ministry of Education has mandated that the Tengtu Total Solution is the only acceptable platform for the K-12 schools in China.

           To facilitate the rapid installation of Total Solution in Phase I and Phase II of Operation Morning Sun we decided during the quarter ended March 31, 2001 to establish provincial branch offices to provide the necessary technical and training support. To date 13 branch offices have been established. Each branch office has startup costs of approximately $40,000, plus a monthly operating budget of $10,000 to $12,000. By December 31, 2001, we intend to have a total of 20 branch offices, which should further increase the rate of installation of the Total Solution as well as facilitate the sale of our other products and services.

           Another difficulty encountered by us is Microsoft (China), Ltd.'s China-wide policy of requiring payment in advance for its portions of the Tengtu Total Solution. Management hopes to renegotiate its agreement with Microsoft to waive or substantially modify this condition.

           We were recently awarded a contract with the NCAVE to create and implement the Chinese Broadband Education Resource Centre to provide content to the computerized classroom in China as an applications service provider. We believe that this will be the largest product of its kind and the goal of the PRC is to have all 700,000 to 800,000 K-12 schools linked to the China Broadband Resource Centre and each other within the next 5 years. The China Broadband Resource Centre will charge an annual base fee to this education portal and repository, plus additional fees for special/additional programs which are not part of the annual base fee. The Company will be required to invest $10 million in this project within the next year.

           We sell our products to customers through our direct sales force and indirectly through distribution channels. Hardware and software are delivered to customers at approximately the same time. Software is generally installed within approximately two weeks of delivery. The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. Our software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues. Currently, the NCAVE functions as our marketing partner which has committed to direct the purchase of educational software packages from us.

           Cost of sales include Microsoft China and self-developed product costs, salaries and related expenses for direct and indirect manufacturing personnel and manufacturing overhead. Our gross margin varies among our products and our overall gross margin will fluctuate from period to period as a result of shifts in product mix, promotion pricing and our ability to introduce new products.

           Research and development has been funded by Tengtu China because we have not provided sufficient funding to Tengtu United as required by our joint venture agreement with Tengtu China.

           Selling and administrative expenses consist primarily of salaries and related expenses for personnel, sales commissions, travel expenses, marketing programs, professional services, management information systems, human resources, financing consulting costs and other corporate expenses. We expect that, in support of our continued growth, the expansion of our sales efforts and our operations as a public company, selling and administrative expenses will continue to increase with sales for the foreseeable future.

           Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles. We believe that period-to-period comparisons of our historical operating results should not be relied as being a good indication of our future performance. Our prospect must be considered in light of the risks experienced by companies in new and rapidly evolving markets like ours. We have experienced sales growth in the quarter ended September 30,2000, and we believe that sales will continue to grow.

DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED MARCH 31, 2001

Liquidity and Capital Resources
-------------------------------

           For the nine months ended March 31, 2001, net cash used by operating activities totaled $2,679,193 including net loss of $2,403,357 and depreciation and amortization of $217,515. A $100,000 shareholder's loan was converted to common shares. Noncash compensation on shares issued for services rendered by a consultant amounted to $41,668. Noncash compensation expense on granting of stock options was $10,661 in lieu of cash payment for interest due to a creditor. Noncash paid-in capital on warrants amounted to $564,466 primarily related to a $30 million equity line and an 800,000 RMB ($96,656) short term loan. Noncash interest expense amounted to $59,119 due to amortization of discount on convertible debenture. Due from related party increased by $2,433,785 was primarily due to advances of $2.12 million to Tengtu China plus the difference between sales and expenses reallocated from Tengtu China related to the "Operation Morning Sun" project in China. Accounts receivable decreased by $10,758 due to collection of overdue receivables. Prepaid expenses increased by $261,250 primarily due to prepaid compensation set up for consultants' shares to be issued over the life of the consulting agreements. Other receivables and advance to director increased by $75,144 and $22,500 primarily due to temporary advances to employees and director.

           Accounts payable, accrued expenses and due to related party consultants increased by $166,344, $216,579 and $380,000 respectively primarily due to deferral of legal and consultants fees and accrual of interest expenses on loans. Due to related party loan increased by $119,488 primarily due to proceeds of $219,788 received from the sale of an investee's assets less the conversion of a shareholder's loan of $100,000 to common shares. Other liabilities increased by $577,587 primarily due to compensation payable set up for shares and options for employees and related party consultants.

           Net cash used by investing activities amounted to $2,066 primarily due to overhaul and purchase of equipment.

           Net cash provided by financing activities amounted to $2,086,671 primarily due to short- term loan proceeds from a convertible promissory note of $1 million and short term loans of $1.09 million.

COMPARISON WITH THE NINE MONTHS ENDED MARCH 31, 2000


Revenues
--------

           Sales increased by 1,473.4% from $187,723 for the nine months ended March 31, 2000 to $2,953,704 for the nine months ended March 31, 2001 primarily due to the commencement of installations and training of "Total Solution" in China on a full scale basis with the funding for the "Operation Morning Sun" project.

Gross Profit
------------

           Gross loss was $147,505 for the nine months ended March 31, 2000 versus the gross profit of $972,518 for the nine months ended March 31, 2001 primarily due to the commencement of installations and training of "Total Solution" in china on a full scale basis with the funding for the "Operation Morning Sun" project.

General and Administrative Expenses
-----------------------------------

           General and administrative expenses increased by 46.1% from $1,310,018 for the nine months ended March 31, 2000 to $1,913,994 for the nine months ended March 31, 2001 primarily due to one time charges such as $558,654 warrants related to a financing and $119,058 retroactive employee shares and incentives.

Related Party Consultants
-------------------------

           Related party consultants expense increased by 82.6% from $410,000 for the nine months ended March 31, 2000 to $748,686 for the nine months ended March 31, 2001 primarily due to financing fees paid to a consultant and a newly retained consultant.

Selling
-------

           Selling expenses increased by 989.9% from $41,468 for the nine months ended March 31, 2000 to $451,963 for the nine months ended March 31, 2001 primarily due to the establishment of provincial support offices related to the implementation of the Operation Morning Sun project and to facilitate sales of other company's products after the schools have installed the Total Solution platform.

Equity Loss in Investee
-----------------------

           $84,640 equity loss of the nine months ended March 31, 2000 was related to the loss of an investee.

Interest Expense
----------------

           Interest expense decreased by 80.4% from $1,175,611 for the nine months ended March 31, 2000 to $229,930 for the nine months ended March 31, 2001 primarily due to the one-time interest charge of the conversion feature of the $1.5 million convertible debenture issued in December 1999.

COMPARISON OF THE QUARTERS ENDED MARCH 31, 2000 AND MARCH 31, 2001

Revenues
--------

           Sales increased by 5,822% from $24,498 for the quarter ended March 31, 2000 to $1,450,879 for the quarter ended March 31, 2001 due to the commencement of installations of "Total Solution" in China pursuant to Phase I of Operation Morning Sun.

Gross Profit
------------

           A gross loss of $115,410 for the quarter ended March 31, 2000 versus a gross profit of $818,748 for the quarter ended March 31, 2001 was primarily due to the commencement of installations of "Total Solution" in China pursuant to "Operation Morning Sun."

General and Administrative Expenses
-----------------------------------

           General and administrative expenses decreased by 33.5% from $546,266 for the quarter ended March 31, 2000 to $363,184 for the quarter ended March 31,2001 primarily due to one-time start-up costs of Edsoft incurred in the quarter ended March 31, 2000.

Related Party Consultants
-------------------------
           Related party consultants expenses increased by 111.7% from $150,000 for the quarter ended March 31, 2000 to $317,572 for the quarter ended March 31, 2001 primarily due to the retention of an additional consultant.

Selling
-------

           Selling expenses increased by 2,166.6% from $11,822 for the quarter ended March 31, 2000 to $267,957 for the quarter ended March 31, 2001 primarily due to the establishment of provincial technical support offices to support further sales of the Total Solution for "Operation Morning Sun" and the Company's follow-up products.

Depreciation and Amortization
-----------------------------

           Depreciation and amortization expenses increased by 194.9% from $4,588 for the quarter ended March 31, 2000 to $13,531 for the quarter ended March 31, 2001 primarily due to the purchase of additional equipment at Edsoft.

Interest Income and Interest Expense
------------------------------------

           Interest income decreased by 88.7% form $11,778 for the quarter ended March 31, 2000 to $1,332 for the quarter ended March 31, 2001 primarily due to the reduction of cash from $1,311,103 to $327,856.

           Interest expense increased by 343.9% from $21,765 for the quarter ended March 31, 2000 to $96,612 for the quarter ended March 31, 2001 primarily due to additional loans.

Business Update
---------------

           In the quarter ended March 31, 2001, the Company installed just under 1,000 Total Solutions. To increase the rate of installations, to facilitate more sales of the Total Solution platform, and to support other Company products to be utilized on the Total Solution platform, the Company established technical support offices in eight provinces during this quarter and intends to have a total of 20 provincial technical support offices by December 31, 2001. The average cost to establish a provincial technical support office is approximately RMB 320,000 ($38,662). The average monthly cost to operate each provincial technical support office is approximately RMB 80,000 ($9,666). The Company anticipates that the balance of approximately 3,000 Total Solutions required by Phase I of Operation Morning Sun will be installed with the requisite school administrator and teacher training by June 30, 2001.

           In February 2001, Tengtu China entered into an agreement with the Chinese Ministry of Education to undertake the second phase of "Operation Morning Sun." The parties have set a revised target of 10,000 to 15,000 installations by June 30, 2002 as part of this second phase. Tengtu is to be paid approximately RMB 15,500 ($1,873) per Total Solution. Tengtu will receive 90% and the NCAVE 10% of the revenues attributable to sales of the Tengtu applications programs. Tengtu will provide the schools with Windows 98 (version
2) at a special reduced price and authorization to use Office 2000. Any profits on the resale of these products are to be divided between NCAVE and the local/provincial offices for the NCAVE.

           The Company recently obtained additional financing for the working capital required to complete the second phase of "Operation Morning Sun" as Microsoft China still requires payment in full for its components included in the Total Solution prior to delivery to the Company.

           On April 9, 2001, Tengtu China and Tengtu Tian Di Network Co., Ltd., entered into an agreement with the Chinese Ministry of Education for the establishment of the Morning Sun Resources Center Under the National Center for Audio/Visual Education of the Ministry of Education (the "MSRC") to establish the MSRC Web portal as an ASP (Applications Server Provider) for the distribution of distance learning, educational information and e-business products to the individual schools for an annual base fee of RMB 5,000 ($604). There will be additional charges for special programs and additional services, if requested by the subscribing school. Non-subscribers will be charged a usage fee for each instance it uses any of the materials distributed by or through the MSRC. For those schools that already have the Total Solution, the Company will furnish one free upgrade if it becomes a subscriber to the MSRC. The upgrade package was completed in May 2001. For those schools which have not yet purchased the Total Solution as part of Phases I and II of Operation Morning Sun, the Company will provide the required satellite equipment free of charge if they sign-up and pay for the first year's annual base subscription fee to permit usage of the MSRC distributed materials and products. The Company believes that this will set the stage for these schools to become purchasers of the Total Solution and other Company products to be used on that platform. For schools in disadvantaged regions who cannot afford any computer networking equipment (e.g., it has only a television or one computer), the Company will donate the satellite reception equipment and sell them 100 CD ROM titles at a reduced cost. The Company's long range goal is to build up the necessary relationship so that eventually many of these schools will become purchasers of the Total Solution and subscribers to the MSRC. The Company will initially be required to invest RMB 80,000,000 ($9,665,600), and furnish the required hardware and certain software. The Ministry of Education is to obtain the required licenses for the Web portal and satellite broadcasting and other necessary coordination and facilitation services. Upon obtaining profitability this project will be set up as an independent entity, with the joint venture, in which the Company has a 57% interest, to receive 70% of the profits and the NCAVE to receive 30% of the profits.

           The Company is currently seeking strategic partners from North America to provide content to the MSRC Web portal. In January, 2001, the Company entered into an agreement with the Centre for Education and Training ("CET"). CET is a part of the Ontario Education Board, which is dedicated to enhancing individual self-sufficiency and organization effectiveness through education, training and career resource services. On April 2, 2001, the Company entered into a Letter of Intent with the American Education Corporation ("AEC") to supply it with untranslated content for its Web portals in China, Hong Kong, Taiwan and Canada. The Company will be responsible for all content localization costs. The Company anticipates completion of the construction of the Web portal to be used by the China Broadband Education Resource Centre by the end of 2001.


LIQUIDITY AND CAPITAL RESOURCES FOR THE FISCAL YEARS ENDED JUNE 30, 2000, 1999 AND 1998

Fiscal Year Ended June 30, 2000

           For the fiscal year ended June 30, 2000, net cash used by operating activities totaled $1,185,677, including a net loss of $4,701,285, and depreciation and amortization of $266,614. Accounts receivable, prepaid expenses, inventories, and other assets decreased by $22,398, $26,188, $16,377 and $28,390 respectively, primarily due to a writedown of obsolete inventory, scaling down and the product refocusing of Tengtu United operations during the year. Advance to director increased, and due from related party decreased by $30,000 and $138,208, respectively, primarily due to an advance to an officer and a repayment of an advance from Tengtu United. Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $90,249, $14,384, $355,477 and $366,267, respectively. To conserve cash, we have deferred payment to consultants and senior management until the next major financing.

           We recorded an $8,985 recovery of bad debt from an over-provision recorded in the previous year. During the year, we issued common stock for services totaling $947,813, realized the decrease of investment at equity of $80,147, due to losses of our investee (Iconix) and recorded an interest expense due to a beneficial conversion feature of $1,194,334 on the $1.5 million convertible debenture issued to Top Eagle as described above.

           Net cash used by investing activities amounted to $42,535 primarily due to acquisitions of machinery and equipment for the start-up operations of Edsoft H.K. Funds generated by financing activities during the year included the $1.5 million convertible debenture from Top Eagle, $258,064 from an Edsoft H.K. shareholder and $100,000 from a director. During the year, we issued shares for $175,725.

           We incurred a net loss of $4,701,285 for the year ended June 30, 2000, and, as of that date, had a working capital deficiency of $2,886,444. These factors, as well as a significant downsizing and product refocusing of operations in ours largest operating entity (Tengtu United), create an uncertainty about our ability to continue as a going concern. Management, however, has developed a plan to alleviate these factors to enable us to continue as a going concern. The plan includes a private placement of equity or debenture with warrants attached for a total of $2 million short term financing to provide working capital to us in the next two months and the $30 million equity line entered into with Swartz for the next 3 years.

           During the fiscal year ended June 30, 2000, we continued a restructuring and reduction of operating expenses to a minimum and deferred payments of consulting and management fees. We issued a convertible debenture of $1.5 million and received $250,000 ($150,000 for our shares and a $100,000 short term loan) from a shareholder/director. On October 6, 2000, Iconix sold all of its assets and we are expected to receive about $800,000 from the sale over the next two years. Tengtu China has continued to provide funding for Tengtu United's operations. The Total Solution was being shipped and installed in China and we believe that sales may increase significantly prior to the end of calendar year 2000 by up to $5 to $10 million.

           Our ability to continue as a going concern is dependant on the success of the above plan.

Fiscal Year Ended June 30, 1999

           For the fiscal year ended June 30, 1999, net cash used by operating activities totaled $232,878, including net loss of $1,886,399, and depreciation and amortization of $292,808. Prepaid expenses, inventories, advances to suppliers and other receivables decreased by $5,307, $191,164, $122,415, $13,382, respectively, primarily due to a writedown of obsolete inventory and scaling down and product refocusing of Tengtu United operations during the year.

           Accounts receivable, other assets, and advance to director increased by $76,644, $44,307 and $30,000, respectively, primarily due to longer terms extended to customers and an advance of $30,000 to an officer. Due from investee (Iconix) decreased by $50,000 due to a loan repayment from the investee. Accounts payable, accrued expenses and due to related party consultants increased by $87,615, $53,019 and $481,124, slightly offset by other liabilities by $1,768. To conserve cash, we deferred payments to consultants and senior management. At the end of the fiscal year ended June 30, 1999, we set up a provision for bad debt of another $143,081 for overdue receivables. During the fiscal year ended June 30, 1999, we issued common stock for services of $303,813 and recorded the decrease of Investment at equity of $65,274 due to the losses of the investee (Iconix).

           Net cash used by investing activities amounted to $63,959 primarily due to acquisitions of machinery and equipment for the animation center at TIC Beijing. There were no funds generated by financing activities during the fiscal year ended June 30, 1999.

Fiscal Year Ended June 30, 1998

           For the fiscal year ended June 30, 1998, net cash used by operating activities totaled $1,389,820, including a net loss of $4,402,014 and deprecation and amortization of $289,613. Accounts receivable, prepaid expenses, inventories, advances to suppliers and other receivables decreased by $79,738, $559,611, $248,840, $180,908 and $88,097 respectively primarily due to scaling down and product refocusing of Tengtu United operations at the end of the year.

           Accounts payable increased by $1,084,875 and offset accrued expenses by $256,879. To conserve cash, we deferred payments to consultants of $518,931. Included in accrued expenses was a contingent liability of $538,544 payable to a former landlord due to a breach of contract. At the end of the year, we wrote down the balance of goodwill of $180,000, set up a provision for bad debt of $66,900 for overdue receivables, issued common stock for services of $243,750 and expensed compensation costs on granting of stock options of $50,000. Net cash used by investing activities amounted to $988,804 primarily due to acquisitions of machinery and equipment for the TIC Beijing animation center. There were no funds provided by financing activities during the year.

FISCAL YEAR 1998, 1999 AND 2000 COMPARATIVE OPERATING RESULTS

Revenues
--------
                               2000              1999            1998
                             --------          ---------      -----------
                              358,026           624,121        3,223,170

           We derived revenues from systems integration, educational and entertainment software, and animation businesses. Sales declined by 42.6% from fiscal 1999, following a decrease of 80.6% from fiscal 1998 primarily due to the downsizing and product refocusing of Tengtu United's operations and the delay of Total Solution shipments and installations.

Gross Profit (Loss)
-------------------

                               2000              1999            1998
                             --------         ---------       -----------
                             (148,838)        (145,487)         213,010

           Negative gross profits in fiscal 2000 and fiscal 1999 were due to smaller sales activities but large fixed overhead costs such as rent, depreciation and management staff.

Research and Development Expenses
---------------------------------

                                2000                1999               1998
                             ---------           ----------         ---------
                                 0                  1,440            511,889


           Research and development expenses were minimal in fiscal 2000 and fiscal 1999 because they were funded by Tengtu China, our joint venture partner.

General and Administrative Expenses
-----------------------------------

                                2000               1999               1998
                             ---------          ----------         -----------
                             1,537,833           1,474,452          3,410,907

           General and administrative expenses increased by 119.8% from fiscal 1999 primarily due to approximately $300,000 in financing costs incurred for the $1.5 million convertible debenture sold to Top Eagle, Edsoft H.K. and Edsoft Canada startup expenses and the introduction of the Total Solution. The decrease of 73.0% from fiscal 1998 was primarily due to the significant downsizing and product refocusing of Tengtu United's operations.

Related Party Consultants
-------------------------

                               2000                1999              1998
                             --------            --------          ---------
                             1,492,813            774,870           890,198

           Related party consultants' expenses increased by 92.7% from fiscal 1999 primarily due to non-cash compensation expense of $750,000 and accrued consultant fees of $80,000 for an officer. The decrease of 13.0% from fiscal 1998 was primarily due to the termination of a consultant's services. In 1998, related party consultants expense was included in general and administrative expenses.

Bad Debt
--------

                               2000                1999                 1998
                             --------            --------             ---------
                              (8,984)             143,347               66,898

           There was a bad debt recovery of $8,984 in fiscal 2000 from an over-provision of $143,347 in fiscal 1999.

Advertising Expense
-------------------

                              2000                1999                  1998
                            --------            --------             ----------
                             28,991                19                 128,709

           Advertising expenses were incurred to promote the Total Solution in fiscal 2000. Advertising expenses were minimal in fiscal 1999 due to the downsizing and product refocusing of Tengtu United's operations.

Selling Expense
---------------

                               2000                1999               1998
                             --------            ---------         -----------
                              74,819              52,671             298,396

           Selling expenses increased by 42.0% from fiscal 1999 primarily due to the selling activities related to the introduction of the Total Solution. Selling expenses decreased by 82.3% from fiscal 1998 primarily due to the downsizing and product refocusing Tengtu United's operations.

Depreciation and amortization
-----------------------------

                                2000               1999                 1998
                             ---------           ---------            ---------
                               58,698              43,217               97,858

           Depreciation and amortization expenses increased by 35.8% from fiscal 1999 primarily due to the acquisitions of machinery and equipment for Edsoft H.K. operations. Depreciation and amortization expenses decreased by 55.8% from fiscal 1998 primarily due to the downsizing and product refocusing of Tengtu United's operations, resulting in reclassifying certain equipment as idle at June 30, 1999.

Write down of goodwill
----------------------

                               2000                 1999                1998
                             --------            ---------            ---------
                                 0                   0                 180,000

           We recorded an impairment loss of $180,000 from the write down of goodwill during the fiscal year ended June 30, 1998. As a result of the loss and the necessary revisions to the projected future undiscounted cash flows, there is no longer justification for the carrying value of goodwill resulting from our investment in Tengtu United of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June, 1998. As of June 30,1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

Other Income (Expense)
----------------------

                                2000               1999             1998
                             -----------        ----------       ----------
                             (1,396,477)         (25,766)          79,633

           Other Expenses of $1,396,477 in fiscal 2000 were primarily due to a non-cash interest expense of $1,311,372 on the convertible debenture issued to Top Eagle and other debt and an equity loss in investee (Iconix) of $80,147. Other Expenses of $25,766 in fiscal 1999 were primarily due to an equity loss of $65,274 offset by other income of $35,585 attributable to sales of technical support services and software copyrights.

Minority Interests in Subsidiary's Loss
---------------------------------------

                               2000                 1999                1998
                             ---------            --------            ---------
                              (28,200)                0                   0

           The minority interests in subsidiary's loss of $28,200 in fiscal 2000 were due to the start-up loss of Edsoft H.K.'s and Edsoft Canada's operations.

(i) CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

           Our accountants have not resigned or declined to stand for re-election and have not been dismissed in the past two fiscal years or during the subsequent period.

(j)  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

           We operate through subsidiaries located principally in mainland China and Hong Kong; the administrative office is in Vancouver, Canada. We grant credit to customers in both geographic operating regions.

           We perform certain credit evaluation procedures and do not require collateral. We believe that credit risk is limited because we routinely assess the financial strength of our customers, and based upon factors surrounding the credit risk of its customers, establish an allowance for uncollectible accounts and, as a consequence, believe that our accounts receivable credit risk exposure beyond such allowances is limited.

           We established an allowance for doubtful accounts as of March 31, 2001 of $209,981. We believe any credit risk beyond this amount would be negligible.

           At March 31, 2001, we had approximately $83,474 of cash in banks uninsured. We have balances in excess of the federally insured amounts in U.S. banks.

           We do not require collateral or other securities to support financial instruments that are subject to credit risk.

           Because our subsidiaries are in mainland China and Hong Kong, our accounts receivable are also subject to foreign currency exchange rate risk in the U.S. dollar/Chinese Renminbi and U.S. dollar/Hong Kong dollar markets. We do not hedge these foreign currency exchange rate risks.

         For the nine months ended March 31, 2001, no customer accounted for more than 10% of total sales.

MARKET RISK SENSITIVE INSTRUMENTS

           The following information is provided as of March 31, 2001.

FINANCIAL INSTRUMENTS                             CARRYING VALUE      FAIR VALUE
---------------------                             --------------      ----------

Instruments Entered into for Trading Purposes

None

Instruments Entered into for
Other than Trading Purposes

           Cash and Cash Equivalents
                     United States             $     8,672          $     8,672
                     Foreign                       319,184              319,184
                                               -----------          -----------
                               Total           $   327,856          $   327,856
                                               ===========          ===========

           Accounts and other Receivables, Net
                     United States             $    82,511          $    82,511
                     Foreign                     2,781,831            2,781,831
                                               ----------           -----------
                               Total           $ 2,864,342          $ 2,864,342
                                               ===========          ===========

           Accounts Payable
                     United States             $ 1,317,578          $ 1,317,578
                     Foreign                     3,961,973            3,961,973
                                               -----------          -----------
                               Total           $ 5,279,551          $ 5,279,551
                                               ===========          ===========

           These financial instruments are short-term and are not subject to significant market risk. Substantially all financial instruments are settled in the local currency of each subsidiary, and therefore, we have no substantial exposure to foreign currency exchange risk. Cash is maintained by each subsidiary in its local currency.

(k) DIRECTORS AND EXECUTIVE OFFICERS

           The following are the names, ages and current principal position(s) and office(s), if any, with us of each of our current directors. Each of the directors set forth below was nominated for re-election at our annual shareholders meeting on November 27, 2000, and was elected on that date.

                                 CURRENT PRINCIPAL POSITION(S)
NAME                   AGE       AND OFFICE(S)
--------------------------------------------------------------------------------
Pak Kwan Cheung        51        Chairman of the Board of Directors and
                                   Chief Executive Officer
Jing Lian              49        Vice President and Director
John D. Watt           55        Director and Executive Vice President
Michael Nikiforuk      47        Director
Gordon Reid            59        Director
Zhang Fan Qi           42        Director
Barry Clark            60        Director

           The following is a description of the qualifications and experience of each of our current directors:

           PAK KWAN CHEUNG is the Chairman of the Board of Directors and Chief Executive Officer. During the past five years, Mr. Cheung has served and continues to serve as President of Bluelake Industries, Ltd., Seattle, Washington, and Comadex Industries, Ltd., Vancouver, Canada ("Comadex"). Both companies are computer technology and software firms. Mr. Cheung has served as our Chairman of the Board and Chief Executive Officer since June, 1996. Mr. Cheung received an M.B.A. degree from University of British Colombia and was the founder of Comadex and Bluelake Industries, Ltd. Mr. Cheung also has 25 years experience in computer hardware, software and systems integration.

           JING LIAN is a member of our Board of Directors and a Vice-President. During the past five years, Mr. Lian has been Vice-President of Bluelake Industries, Ltd., Seattle, Washington. Mr. Lian has served as a Director and Vice President since June 1996. Mr. Lian is also currently the President of our TIC Beijing Digital Pictures, Ltd. subsidiary and is the founder and Secretary of the Chinese Educational Software Council. Mr. Lian received an M.S. degree in Computer Science from Tsing Hua University, Beijing, China. Mr. Lian was a also visiting scholar at the University of Washington, Seattle, Washington.

           JOHN D. WATT is a member of our Board of Directors and Vice President of our multimedia division. Since July 1, 2001, Mr. Watt has been our acting President. Mr. Watt has been President of John D. Watt & Associates, Ottawa, Canada, from 1995 to July 1, 2001. Mr. Watt has served as a Director since June, 1996 and was elected Executive Vice President of the multimedia division on September 15, 2000 by our Board of Directors.

           MICHAEL NIKIFORUK, is a member of our Board of Directors. Since May 1, 2001, Mr. Nikiforuk has acted as a consultant to Intravest Capital Group. From October 2000 to April 30, 2001, Mr. Nikiforuk served as a consultant to Visual Bible International, Inc. From September 1, 2000 to October 2000, Mr. Nikiforuk served without salary as our Executive Vice President. From January 1, 2000 to August 31, 2000, he was a consultant to Capital Markets. From December 1998 through December 1999, Mr. Nikiforuk was Vice President, Investor Relations of ivyNET. During the two and one-half years prior thereto, Mr. Nikiforuk was the Executive Vice President of Banro Explorations in Toronto, Canada and has been responsible for equity financing and investor relations at Transarctic Petroleum Corporation. Mr. Nikiforuk has served as a Director since, April, 1997.

           GORDON REID is a member of our Board of Directors. During the past five years, Mr. Reid has served as President of Gencon Investments, Ltd. Mr. Reid has served as a Director since June, 1996 and is also a director of Systech Retail Systems, Inc. and Lariat Property Corp.

           ZHANG FAN QI is a member of our Board of Directors. During the past five years, Zhang Fan Qi has served as Chairman of Oriental Lian Fa, an owner of 51% of Tengtu China, our joint venture partner, and as the Manager of the Ningpo Baoji Real Estate Company. Zhang Fan Qi has served as a Director since August, 1999.

           BARRY CLARK is a member of our Board of Directors was formerly our President from August 1997 through March 2000. For the five years prior thereto, Mr. Clark was an Executive Vice President of ISB, Canada's largest outsourcing Company, a Vice President of three divisions of Unisys, Canada and President of B.D. Clark & Associates. Mr. Clark has 30 years of experience in the information technology business with IBM Canada where he was a Vice President for 15 years. Mr. Clark has been a Director since April, 1997.

           The following are the names, ages and current principal position of our executive and significant officers who do not also serve as directors and therefore, are not listed above:

                                    CURRENT PRINCIPAL
NAME                      AGE       POSITION(S) AND OFFICE(S)
-------------------------------------------------------------
Gregory Mavroudis         39        Executive Vice President


           GREGORY MAVROUDIS was elected Executive Vice President of Business Affairs on September 15, 2000. Since April, 2000, Mr. Mavroudis has acted as an independent contractor to us and was largely responsible for obtaining our licencing agreement with Netopia, Inc. and the reorganization of Edsoft H.K. From December, 1998 to October, 1999, Mr. Mavroudis was the Chief Operating Officer of Ivynet, Inc. Ivynet, Inc. is a publicly traded communications company. For the previous four years, Mr. Mavroudis was the Director of Business Development and Sales for True Spectra, Inc., which has developed and is marketing a proprietary Internet imaging technology which enables faster transmission of images over the Internet.

FAMILY RELATIONSHIPS

           There are no family relationships among the Directors or Executive Officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

           During the past five years, none of our Directors or Executive Officers has:

           (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

           (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

           (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

           (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

COMPENSATION OF DIRECTORS

           No cash compensation was paid to any of our directors during the fiscal year ended June 30, 2000. Pursuant to a resolution passed by our Board of Directors on April 27, 1997, each outside director, who is not an employee or consultant to us, is entitled to the following compensation:

           Annual Fee: $6,000
           Each Board of Directors meeting attended: $500
           Each Board of Directors Committee meeting attended: $250

           No cash compensation pursuant to the April 27, 1997 resolution has been paid to any director. For the fiscal year ended June 30, 1999, each member of our Board of Directors received options to purchase our common stock in lieu of a cash payment.

STOCK OPTIONS

           Under our Stock Option Incentive Plan, directors may receive options to purchase our Common Stock. No options may be granted at less than fair market value on the date of the grant. No options were granted to directors for the fiscal year ended June 30, 2000 or for the nine- month period ended March 31, 2001.

(l) EXECUTIVE COMPENSATION

           No cash compensation was paid to any of our executive officers during the fiscal year ended June 30, 2000. On March 29, 1999, we adopted a deferred compensation plan for future payment of past due amounts. Pursuant to the deferred compensation plan, all compensation to executive officers is to be deferred until we receive certain amounts of financing. At that time, we will begin paying salaries or consulting fees at the agreed-upon rate and 90% of the payments will be applied to current obligations and 10% to past due compensation and fees which have been deferred. In the interim, we have advanced $30,000 to Jack Lian, a director. The total compensation deferred as of June 30, 2000 is $1,415,026.

SUMMARY COMPENSATION TABLE

           The following table provides information relating to compensation for the fiscal years ended June 30, 1999, 2000 and 2001 for our chief executive officer and compensation payable to another highly compensated executive officer whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal 2001) (collectively, the "Named Executive Officers"). The amounts shown include compensation for services in all capacities provided to us. With respect to the chief executive officer, the salary listed represents an amount he is entitled to receive as his compensation has been deferred. With respect to the Executive Vice President listed, it should be noted that the salary listed has been annualized and that we began paying compensation to him in April, 2000.

                                                                             LONG-TERM

                                                                        COMPENSATION AWARDS

                                                ANNUAL           ---------------------------------

                                             COMPENSATION                                    SECURITIES

NAME AND                    FISCAL      ----------------------     RESTRICTED STOCK          UNDERLYING          ALL OTHER
PRINCIPAL POSITION          YEAR        SALARY ($)     BONUS ($)        AWARDS ($)           OPTIONS (#)      COMPENSATION ($)
------------------         -------      ----------     ---------     ----------------        -----------      ----------------
Pak Kwan Cheung(1)           2001          $128,400      $      0        $      0              $        0        $           0
Chief Executive              2000           128,400             0         750,000 (2)                   0                    0
Officer                      1999                 0(2)          0               0                  65,400 (3)                0


Gregory Mavroudis (4)        2001          $124,000      $      0         $     0 (5)          $   75,000         $          0
Executive Vice President     2000           120,000             0               0 (5)                   0                    0

                             1999                 0             0               0                       0                    0

(1) Pak Kwan Cheung's services are retained by us through a consulting contract with Comadex entered into in October 1999. Comadex has not been paid any monies during the fiscal years ended June 30, 2000 [and 2001] under the contract. [CONFIRM] The amount listed represents compensation it is entitled to under the agreement.

(2) Pursuant to the contract between us and Comadex, all past due compensation to Pak Kwan Cheung was discharged in exchange for 3,000,000 shares of Company common stock with a value of $.25 per share on the date of the grant.

(3) 300,000 options to purchase our common stock were granted to Pak Kwan Cheung during the fiscal year ended June 30, 1999 with an exercise price equal to the fair market value at the time of $.218 per share.

(4) Gregory Mavroudis' services have been retained by us through a consulting agreement with 1334945 Ontario Limited dated April 1, 2000.

(5) The consulting agreement with 1334945 Ontario Limited calls for the issuance of 250,000 shares over the term of the agreement, 137,500 of which have vested.


EMPLOYMENT OR CONSULTING CONTRACTS WITH EXECUTIVE OFFICERS AND DIRECTORS

COMADEX INDUSTRIES LTD.

           Effective October 1999, we entered into a consulting agreement with Comadex to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement may be summarized as follows:

           (1) Comadex will receive a base salary of $10,700 per month, commencing November 30, 1999, inclusive of the Canadian General Services Tax;

           (2) Beginning October 15, 2000, the Compensation Committee of the Board of Directors can increase the base salary up to a maximum of $10,000 per year;

           (3) For past due services of Mr. Cheung, the principal of Comadex, from July 1996 through October 15, 1999, and the seven weeks thereafter, Comadex shall be paid the rate of $10,000 per month, and is to receive 3,000,000 shares of restricted stock, which was the amount determined by the Compensation Committee. Our Common Stock was trading at approximately $.10 per share in October 1999;

           (4) Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for us or any company subsidiary that is 50% or more owned by us;

           (5) Comadex shall receive 1% of our net profits if we exceed pre-set profit targets and our audited pre-tax profits exceed that target(s). No such targets have been set as of March 31, 2001 by the Board of Directors;

           (6) Comadex shall receive certain payments in the event the agreement is terminated without cause or if we are merged into or acquired by another company.

B.D. CLARK & ASSOCIATES

           On March 21, 1997, B.D. Clark & Associates agreed to provide one of its officers to assume the position of President to perform, inter alia, the following tasks: development and field implementation of strategies for our product lines, marketing, development of profit and revenue plan objectives. The term of the agreement was three years.

JING LIAN

           We and Jing Lian entered into an agreement effective January 1, 1996 for Mr. Lian to serve as a Vice President at an annual salary of $80,000. The agreement also provides for the possibility of performance and incentive bonuses.

JOHN D. WATT & ASSOCIATES, LTD.

           On November 17, 1996 we retained John D. Watt & Associates, Ltd. to identify and develop strategic alliances to support our operational needs with suppliers of multimedia educational, animation and children's entertainment products and to develop government contacts for financing and the establishment of technology and training centers. The agreement with John D. Watt & Associates, Ltd. provides for compensation of $10,000 per month.

1334945 ONTARIO LIMITED

           On April 1, 2000, we entered into a consulting agreement with 1334945 Ontario Limited ("Ontario") to retain the services of Gregory Mavroudis, Ontario's principal, as our Executive Vice President of Business Development. The agreement may be summarized as follows:

           (1) The agreement has a term of two years with a probationary period ending on September 30, 2000. We had the option to terminate the agreement at the end of the probationary period with notice provided by September 1, 2000. We elected not to terminate the agreement;

           (2) Ontario is to receive $10,000 per month for the term of the agreement;

           (3) Ontario is to receive 250,000 shares of Company stock of which 25,000 shares is to vest at the six month anniversary of the agreement, 112,500 at the twelve-month anniversary and an additional 112,500 at the twenty four month anniversary;

           (4) Ontario is to receive options to purchase 37,500 Company shares within 90 days of the six month anniversary of the agreement and an additional 37,500 options between 90 and 180 days after the six month anniversary of the agreement. The agreement also provides for additional options once a new stock option plan is adopted by our Board of Directors;

           (5) We may terminate the agreement at any time for cause and with a penalty without cause; and

           (6) Both Ontario and Mavroudis are subject to non-competition, non-solicitation and confidentiality obligations.

SIMON HUI

           Our Controller's employment contract was approved by the Board of Directors on October 30, 2000. Pursuant to that contract, the Mr. Hui was granted 150,000 shares of our common stock for which a charge to compensation expense of $79,650 and a retroactive bonus of $39,404 were accrued at the quarter ended December 31, 2000 and remain unpaid as at March 31, 2001. Mr. Hui resigned effective June 30, 2001.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
-----------------------------------------------

           The following members of the Compensation Committee of our Board of Directors served as our officers or employees during the fiscal year ended June 30, 2000:

Name                                 Position
--------------------                 ------------------------------
Jing Lian                            Vice President of the Company
                                     President of TIC Beijing Digital
                                        Pictures Co., Ltd.


PERFORMANCE CHARTS
------------------

           The following charts show the cumulative performance for our Common Shares over the last five years compared with the performance of the Nasdaq Composite and technology Industry Group Performance Composite. The first chart assumes $100 invested as of September 3, 1996 in our common stock and in each of the named indices. The performance shown is not necessarily indicative of future performance.


                               Tengtu               Nasdaq             Industry
           Date                Return               Index               Index
           ----               -------              -------             --------
                               100                   100                100
           6/30/97              16                   126                141
           6/30/98               4                   166                183
           6/30/99               3                   235                289
           6/30/00              23                   347                156
           6/30/01              26                   187                 99

                        Tengtu      Change
                        Stock       from prior                       Calculated
           Date         Price       period             % chg.        Return
           ----         ------      ----------         ------        -----------
           9/3/96       5                                 Base           100
           6/30/97      0.82          -4.18               -83.60%         16
           6/30/98      0.19          -0.63               -76.83%          4
           6/30/99      0.13          -0.06               -31.58%          3
           6/30/00      1.01           0.88               676.92%         23
           6/30/01      1.32           0.31                30.69%         26

                       Nasdaq         Change
                       Composite      from prior                      Calculated
           Date        Index          period        % chg.            Return
           ----        ---------      ----------    ------            ----------
           9/3/96      1142                         Base                 100
           6/30/97     1442           300           26.27%               126
           6/30/98     1895           453           31.41%               166
           6/30/99     2686           791           41.74%               235
           6/30/00     3967          1281           47.69%               347
           6/30/01     2130          1837           46.31%               187

                         Industry
                         Group           Change
                         Performance     from prior                  Calculated
           Date          Technology      period          % chg.      Return
           ----          -----------     ----------      ------      -----------
           9/3/96          614                             Base          100
           6/30/97         865             251             40.90%        141
           6/30/98       1,123             259             29.96%        183
           6/30/99       1,773             650             59.82%        289
           6/30/00         959             814            -45.92%        156
           6/30/01         608             351            -36.61          99

(m) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information furnished to us with respect to the beneficial ownership of our common shares by each executive officer named below, director and nominee, and by all directors and executive officers as a group, each as of July ___, 2001. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

TITLE                                          AMOUNT AND NATURE OF   PERCENT OF
OF CLASS             NAME OF BENEFICIAL OWNER  BENEFICIAL OWNERSHIP   CLASS
--------             ----------------------------------------------   ----------

$.01 par             Pak Cheung (1)              4,170,750           9.15%
common

$.01 par             Jing Lian (2)               1,170,750           2.57%
common

$.01 par             John D. Watt (3)              112,000           0.24%
common

$.01 par             Michael Nikiforuk (4)          99,000           0.22%
common

$.01 par             Zhang Fan Qi                1,035,714           2.27%
common

$.01 par             Gordon Reid (5)               393,224           0.86%
common

$.01 par             B.D. Clark & Associates,      797,500           1.75%
common                 Inc. (6)

           * Less than one percent

(1) Includes 300,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.

(2) Includes 300,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.


(3) Includes 75,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.


(4) Includes 75,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan, but excludes 350,000 shares transferred to a trust administered by a third party and in which he disclaims any beneficial interest.

(5) Includes 75,000 Common Shares issuable upon exercise of stock options at $.218 per share granted on March 29, 1999 under our Incentive Stock Option Plan.


(6) B.D. Clark & Associates is owned equally by Barry Clark, and his wife. Includes 300,000 Common Shares subject to options that are exercisable within 60 days.

           The following table shows certain information with respect to all persons who are not executive officers, directors or nominees, known by us to beneficially own more than five percent of our outstanding common stock as of July ___, 2001.

TITLE            NAME AND ADDRESS                           AMOUNT AND NATURE OF           PERCENT OF
OF CLASS         OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP           CLASS
--------         --------------------------------           --------------------           ----------
Debenture        Top Eagle Holdings, Ltd. - c/o (1)         3,000,000
and warrant      Yugang Int'l Ltd., Room 3301-4,
                 26 Harbour Rd., Hong Kong

Common Stock     Orion Capital Inc.                         10,756,067 (2)                 23.7%

(1) Top Eagle currently holds a debenture convertible into our common stock and warrants to purchase 1,500,000 shares of our common stock. If Top Eagle were to convert its debenture and exercise all of its warrants prior to December 15, 2001, it would own approximately 3,000,000 shares of our common stock. If it were to do so after December 15, 2001, but before December 15, 2002, Top Eagle would own approximately 2,250,000 shares of our common stock.

(2) Does not include 70,000 shares owned by John Watt, our Executive Vice President and a director, which are pledged as collateral for a mortgage Orion has on a residence recently purchased by John Watt. Orion has advised us that Mr. Watt is current on his mortgage payments and disclaims any beneficial interest in those shares.

(n) CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

           Due to the continued downsizing of the staff of Tengtu United, our joint venture, the operations of the venture during the quarter ended March 31, 2001 were carried out by our joint venture partner, Tengtu China. Zhang Fan Qi, a Company director, is a principal of Oriental Lian Fa, which is a 51% owner of Tengtu China. As a result of Tengtu China financing Tengtu United's operations, Tengtu United had a receivable balance of $2,603,908 as of March 31, 2001. Tengtu United had a receivable balance of $170,123 as of June 30, 2000. We advanced $22,500 to one of our officers during the first nine months of the fiscal year.

           Zhang Fan Qi has also capitalized, at an approximate cost of $240,00, and registered Tengtu Electronic Publishing, a Chinese company which could be the basis for a proposed joint venture with us or strategic alliance.

           In July, 1999, Zhang Fan Qi purchased 750,000 shares of Company common stock for $150,000. On September 9, 1999 Zhang Fan Qi, a Company director, loaned $100,000 to us. The loan had an interest rate of 6% per annum and was due in twelve months. The loan was convertible at the option of Zhang Fan Qi at the rate of $.35 per share, or into an aggregate of 285,714 shares of our common stock. At the date of the loan, our common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature. On October 11, 2000, the loan was converted to 285,714 shares of the Company.

           We advanced $30,000 to Jing Lian, who serves as an officer and director, during the year. During 2000 and 1999, respectively, we incurred consulting and related expenses of approximately $1,492,003 and $774,900 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred in either fiscal year. Of the total expenses incurred, approximately $182,800 in 2000 and $243,750 for 1999 represent the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June, 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

           On October 6, 2000, Iconix (which was 44% owned by us but in which we had only a 30% voting interest) was sold for $5,000,000 (Canadian). Barry Clark, who is a director and who was the President of Iconix, and former employees of Iconix owned approximately 8% of the stock in the acquiring company.

           We have entered into the following consulting agreements to secure the services of certain of our officers and directors. See "DIRECTORS AND EXECUTIVE OFFICERS - EMPLOYMENT OR CONSULTING CONTRACTS WITH EXECUTIVE OFFICERS AND DIRECTORS".

           In October 1999, we entered into a consulting agreement with Comadex, a company owned 100% by Pak Kwan Cheung in which Mr. Cheung serves as President, to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer.

           On March 21, 1997, B.D. Clark & Associates, a company owned equally by Barry Clark and his wife in which Mr. Clark serves as President, agreed to provide one of its officers to assume the position of President to perform, inter alia, the following tasks: development and field implementation of strategies for our product lines, marketing, development of profit and revenue plan objectives. The term of the agreement was three years. Although the agreement expired as of March, 2000, B.D. Clark & Associates' appointee, Barry Clark, is still our acting President.

           On November 17, 1996 we retained John D. Watt & Associates, Ltd., a company 100% owned by John D. Watt in which Mr. Watt serves as President, to identify and develop strategic alliances to support our operational needs with suppliers of multimedia educational, animation and children's entertainment products and to develop government contacts for financing and the establishment of technology and training centers.

           On April 1, 2000, we entered into a consulting agreement with Ontario, a company [100]% owned by Gregory Mavroudis and in which Mr. Mavroudis serves as President to retain the services of Gregory Mavroudis as our Executive Vice President of Business Development.

           On April 1, 2000, we entered into a contract with a consultant which terminates in April, 2002. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 common shares of the Company under a vesting schedule which coincides with that of the contract, and two options to purchase the Company's common stock for $1 per share. Both options represent 37,500 shares. Both options vested during the quarter ended December 31, 2000. While neither option was issued as at March 31, 2001, they were accrued as an expense at a cost of $31,118. As at March 31, 2001, 10% of the 250,000 shares to be paid to the consultant were considered vested and accrued as an expense at the cost of $24,200. Subsequent to March 31, 2001, a further 112,500 shares to be paid to Mr. Mavroudis vested.

           On October 1, 2000, we entered into a one-year agreement with Goodwill Technologies, Ltd. (a British Virgin Islands company which owns approximately 18% of Edsoft Canada). Goodwill agreed to use its best efforts to oversee, enhance and improve the business and profile of Edsoft Canada in exchange for 50,000 shares of the Company. The shares were valued at $48,400 and are to be expensed over one year. The charge to operations for the quarter and nine months ended March 31, 2001 was $12,100 and $24,200, respectively.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

           We have agreed to indemnify Swartz, including its owners, employees, investors and agents, from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment agreement, the registration rights agreement, other related agreements, or this registration statement. We have also agreed to indemnify these persons for any claims based on violation of Section 5 of the Securities Act caused by the integration of the private sale of our common stock to Swartz and the public offering pursuant to the registration statement.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The expenses of this Offering are estimated as follows:

           Attorneys Fees                                               $175,000

           Accountants Fees                                             $  8,000

           Registration Fees                                            $  6,650

           Blue Sky Fees (including counsel fees)                       $  8,000

           Transfer Agent Fees                                          $  2,500

           Printing                                                     $  3,000

           Advertising                                                  $      0

           Other Expenses                                               $      0

                                                                        --------
                               TOTAL                                    $203,150
                                                                        ========

INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Pursuant to Article 8 of our By-Laws, we are authorized to indemnify and hold harmless any person who was or is a director, consultant, officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing, from and against liability incurred as a result of the fact that he or she is or was director, consultant, officer, incorporator, employee or agent of the Company, or such other person acting at the request of the foregoing. The permitted indemnification is to the full extent permitted by the Delaware General Corporation Law ("GCL"). Under the GCL, a corporation may indemnify any of the foregoing persons as long as he or she was acting, in good faith, in the best interests of the corporation, and the corporation does not have reason to believe that the actions taken were unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

           We presently do not have any Directors and Officers liability insurance.

RECENT SALES OF UNREGISTERED SECURITIES

           We sold the following unregistered securities in the past three years in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation S promulgated thereunder.

           On July 20, 1999, we sold 750,000 shares of its common stock, $.01 par value per share, to Zhang Fan Qi, a Company Director for $250,000 in cash. The sale was made pursuant to an exemption from registration under the Securities Act provided by Section 4(2) thereof.

           The facts relied upon for an exemption under Section 4(2) of the Securities Act are as follows:

           1. The securities were offered and sold in a private transaction without general solicitation or advertisement;

           2. Zhang Fan Qi is a sophisticated investor, and one of our directors, who has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of this investment in the securities and protecting his interests in connection with the investment;

           3. Zhang Fan Qi had a preexisting business relationship with us and certain of its officers, directors or controlling persons of a nature and duration that enabled him to be aware of the character, business acumen and financial circumstances of such persons;

           4. Zhang Fan Qi made his own due diligence investigation and executed an investment representation letter stating that the securities were acquired with an investment intent and not with a view to their distribution or resale.

           On December 23, 1999, we received an investment of $1,500,000 in exchange for a four year Floating Convertible Debenture convertible into shares of Tengtu's $.01 par value common stock and a separate Warrant for the purchase of 1,500,000 shares of common stock. The purchaser of the Debenture and Warrant was Top Eagle, a British Virgin Islands company, that is wholly owned by Yugang International Limited, a Hong Kong company engaged in the trading of audio visual products and components, industrial equipment, automobile parts, agricultural products, raw materials and other products in the Central and Western parts of China.

           The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Debenture is convertible into our common stock at a conversion price of $1.00 until December 15, 2001, $2.00 during the following year, and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into our common stock at the then existing market price minus twenty percent. The Warrant gives the holder the right to purchase 1,500,000 shares of our common stock at $2.00 per share until December 21, 2001 and $4.00 per share thereafter until December 15, 2002. The Warrant shall become void on December 15, 2002.

           In connection with the purchase of the Debenture and Warrant, Tengtu and Top Eagle entered into an Investor Rights Agreement which provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights.

           The sale of the Debenture and Warrant were accomplished pursuant to Rule 506 of Regulation D relying on the fact that Top Eagle meets the definition of an accredited investor.

           Effective October 1999, we entered into a consulting agreement with Comadex to retain the services of Pak Kwan Cheung as our Chairman of the Board of Directors and Chief Executive Officer. The agreement also provided for past due compensation for past services rendered over a three year period in the amount of 3,000,000 shares of our common stock.

           The sale of 3,000,000 shares was accomplished in reliance upon
Section 4(2) of the Securities Act. The facts relied upon for exemption are that Pak Kwan Cheung is an accredited investor by virtue of his position as an executive officer and director of the Company.

           On November 17, 2000, we entered into a Loan Agreement, subsequently amended on December 21, 2000, with Orion Capital Incorporated ("Orion") under which Orion loaned us $1,000,000 until December 31, 2001, with an interest rate of 10% (the "First Orion Loan"). In connection with the loan, we granted Orion a warrant to purchase 670,000 shares of our common stock with an exercise price of $.30. The issuance of the warrants was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Orion is an accredited investor.

           On March 2, 2001, the Company entered into a loan agreement with Orion pursuant to which Orion loaned $1,000,000 to the Company in exchange for a 15 month, 10% convertible promissory note (the "Second Orion Loan"). The note is convertible into common stock at the rate of $.30 per share, or an aggregate of 3,333,333 shares. The issuance of the convertible note was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Orion is an accredited investor.

           In April 2001, in exchange for documented advances of funds of no less than $100,000 from William Ballard to or for our benefit between October 1, 2000 and April 1, 2001, we agreed to issue 333,333 shares of common stock at Mr. Ballard's direction to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Mr. Ballard and Orion are accredited investors.

           On June 14, 2001, we closed the sale of 13,260,669 shares of common stock in the Private Placement to certain qualified investors for an aggregate purchase price of $3,978,200. The issuance of the Private Placement shares was accomplished in reliance upon Regulation S promulgated under the Securities Act. The facts relied upon for the exemption are that each of the Private Placement investors are non-U.S. persons as defined under the Securities Act.

           Concurrently with the closing of the Private Placement, the First Orion Loan and Second Orion Loan were converted into an aggregate of 6,682,479 shares of our common stock, all warrants issued or issuable in connection with the loans were cancelled, and $56,515.17 in interest on the loans was converted, at Orion's option under the loan agreements, into 188,384 shares of our common stock in lieu of the cash payment of interest to Orion. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Orion is an accredited investor.

           On April 1, 2000, we issued 25,000 shares to Gregory Mavroudis pursuant to a consulting contract dated April 1, 2000, which shares were accrued as an expense at the cost of $24,200. The issuance of the shares was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for the exemption are that Gregory Mavroudis is an accredited investor.

           Pursuant to the contract with our former Controller, Mr. Hui was issued 150,000 shares of our common stock on June 15, 2001 for which a charge to compensation expense of $79,650 and a retroactive bonus of $39,404 were accrued at the quarter ended December 31, 2000 and remain unpaid as at March 31, 2001. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Simon Hui was an accredited investor by virtue of his position as an executive officer of the Company.

           Subsequent to March 31, 2001, we became obligated to issue 50,000 shares to Goodwill Technologies, Ltd. pursuant to an agreement dated October 1, 2000. The shares were valued at $48,400 and are to be expensed over one year. The charge to operations for the quarter and nine months ended March 31, 2001 was $12,100 and $24,200, respectively. The sale was accomplished in reliance upon Section 4(2) of the Securities Act. The facts relied upon for exemption are that Goodwill was an accredited investor.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (a) Index of Exhibits required by Item 601 of regulation S-K:

               1. Exhibit (3.1) - Articles of Incorporation (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               2. Exhibit (3.2) - By-Laws (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               3. Exhibit (5.1) - Opinion re: Legality of the securities being registered.*

               4.       Exhibit (10) - Material contracts;

               10.1 Tengtu International Corp. Investment Agreement with Swartz Private Equity, L.L.C. dated October 25, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.2 English Translation of Agreement between National Center for Audio Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. dated September 20, 2000 - referred to as "Operation Morning Sun" (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.3 English Translation of Cooperation Agreement among the Chinese National Center for Audio/Visual Education of the Ministry of Education, Tengtu China and Legend Group (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.4 English Translation of Qwai Zhou Normal University Attached High School Thousand Mega Campus Network System Agreement with Tengtu China and Qwai Zhou Qin Hwa Yuen Information Technology Development Co., Ltd. dated July 28, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);



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               10.5     English Translation of Zhong Yau Normal College Campus
                        Network Contract with Tengtu China dated September 10, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.6 English Translation of Inner Mongolia 1st High School Campus Network Contract with Tengtu China dated August 25, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.7 English Translation of Equipment Lease contract between TIC Beijing Digital Pictures Co., Ltd and Beijing Hwa Yue Advertisement Co., Ltd. dated August 8, 2000 (filed as part of our Form 10-Q filed on November 14, 2000 and incorporated herein by reference);

               10.8 1999 Non-Qualified Stock Option Incentive Plan (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               10.9 English Translation of Microsoft Cooperation Agreement(filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               10.10 Consulting Agreement between Tengtu and B.D. Clark and Associates, Ltd. (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               10.11 Tengtu United Joint Venture Agreement and the amendment thereto (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               10.12 Iconix agreement with Dell Products, L.P. (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               10.13 Employment agreement between Tengtu and Jing Lian (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               10.14 Consulting agreement between Comadex Industries, Ltd. and Tengtu (filed as part of our Form 10 filed on May 25, 2000 and incorporated herein by reference);

               10.15 Top Eagle Holdings, Ltd. Convertible Debenture and Warrant Purchase Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.16 Top Eagle Holdings, Ltd. Investor Rights Agreement (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.17 Top Eagle Holdings, Ltd. Convertible Debenture (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.18 Top Eagle Holdings, Ltd. Common Stock Warrant (filed as part of our Form 8-K dated December 23, 1999 and incorporated herein by reference);

               10.19 Independent Contractor Agreement among us, 1334945 Ontario Limited and Gregory Mavroudis dated April 1, 2000 (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference);

               10.20 Letter of Intent for Cooperation between Guandong Southern Natural Museum Co., Ltd. and Tic Beijing (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference);

               10.21 License Agreement between us and Netopia, Inc. dated June 21, 2000 (filed as part of our Form 10-K dated September 28, 2000 and incorporated herein by reference);




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               10.22    Common Stock Warrant for 46,800 shares of common stock
                        issued to Swartz Private Equity, L.L.C, dated January 9, 2001 (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.23 English translation of February 13, 2001 Cooperation Agreement between National Center for Audio/Visual Education and Tengtu Culture and Education Electronics Development Co., Ltd. on Carrying out "Operation Morning Sun - Phase II" (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.24 January 17, 2001 Letter of Agreement between Tengtu International Corp. and the Centre for Education and Training (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.25 Schedule of Exceptions (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.26 English translations of April 9, 2001 Cooperation Agreement on Establishment of "Morning Sun Resources Center under National Center for Audio/Visual Education of Ministry of Education" and supplemental memorandum between Tengtu China and the Company (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.27 English translation of Extension to Operation Morning Sun (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.28 Letter of Intent between American Education Corporation("AEC") and the Company for the provision of content by AEC to be translated and used in the Company's Web portals dated April 2, 2001 (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.29 Form of Registration Rights Agreement between Tengtu and investors in the private placement of June 14, 2001;

               10.30 Registration Rights Agreement granted to Orion Capital Incorporated dated March 2, 2001 (filed as part of our Form 10-Q filed on May 15, 2001 and incorporated herein by reference);

               10.31 Additional Supplemental Agreement between Tengtu China and the Company dated April 25, 2001 relating to
                        Exhibit 10.26;


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(b)  The following financial statements are incorporated in this filing above:

     1. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 2000;

     2. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 1999;

     3. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 1998.

     4. Tengtu International Corp. and Subsidiaries unaudited financial statements for the fiscal quarter ended March 31, 2001.

     5.   Exhibit (11.1)- Statement re: Computation of Per Share Earnings;*

     6.   Exhibit (21.1) - List of Subsidiaries;*

     7. Exhibit (23.1) - Consent of counsel to the use of the opinion annexed at Exhibit (5.1) is contained in the opinion annexed at Exhibit (5.1); Consent of accountants for use of their report;*

     8.   Exhibit (27.1) - Financial Data Schedules.*







           * Previously filed as part of this registration statement on Form S-1 on November 27, 2000.

UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                     i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



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                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burnaby, British Columbia, Canada, on August 1, 2001.


                                          TENGTU INTERNATIONAL CORP.


                                          By:___________________________
                                             Pak Kwan Cheung
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been filed by the following persons in the capacities and on the dates indicated.




---------------------------------              August 1, 2001
Barry Clark
Director



---------------------------------              August 1, 2001
Michael Nikiforuk
Director



---------------------------------              August 1, 2001
John D. Watt
Executive Vice President and
Director



---------------------------------              August 1, 2001
Jing Lian
Vice President and Director



---------------------------------              August 1, 2001
Gordon Reid
Director



---------------------------------              August 1, 2001
Zhang Fan Qi
Director




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